SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN
REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FOUR ASTERISKS (****).

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
STRIKE FORCE MIDSTREAM LLC
DATED AS OF FEBRUARY 1, 2016

US 3847391

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EXHIBITS:
Schedule 1    Area of Mutual Interest
Schedule 2    Members and Capital Contributions
Schedule 3    Excluded Assets
Schedule 4    Initial Officers

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AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

STRIKE FORCE MIDSTREAM LLC
THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF STRIKE FORCE MIDSTREAM LLC, a Delaware limited liability company (the “Company”), is executed and agreed to as of February 1, 2016, by and among Strike Force Midstream Holdings LLC, a Delaware limited liability company (“Rice”), Gulfport Midstream Holdings, LLC, a Delaware limited liability company (“Gulfport”), and such other Persons who may become Members of the Company from time to time pursuant hereto.
WHEREAS, the Company was registered as a limited liability company under the Act with the Delaware Secretary of State and the Company and Rice entered into that certain Limited Liability Company Agreement of the Company on October 27, 2015 (the “Original LLC Agreement”);
WHEREAS, immediately after the execution and delivery of this Agreement, Rice and Gulfport will be the only Members of the Company;
WHEREAS, concurrently with the execution of this Agreement, Rice Olympus Midstream LLC, the Company, Strike Force South LLC, Strike Force East LLC and GPOR have entered into a Contribution Agreement (the “Rice Contribution Agreement”), pursuant to which Rice (i) has, or has caused to be, contributed conveyed, assigned and transferred, or (ii) will contribute, convey, assign and transfer, or will cause to be contributed, conveyed, assigned and transferred to the Company all of the right, title and interest in and to all of the assets set forth therein (such assets, the “Rice Contributed Assets”), which contribution shall comprise a portion of Rice’s Initial Capital Contribution;
WHEREAS, concurrently with the execution of this Agreement, GPOR, the Company and Strike Force South LLC have entered into a Contribution Agreement (the “Gulfport Contribution Agreement”), pursuant to which Gulfport contributed, conveyed, assigned and transferred (or caused to be contributed, conveyed, assigned and transferred) to the Company all of the right, title and interest in and to all of the assets set forth therein (such assets, the “Gulfport Contributed Assets”), which contribution comprised Gulfport’s Initial Capital Contribution;
WHEREAS, in order to further capitalize the Company, pursuant to the terms of this Agreement, the Members have made (or will make pursuant to the Rice Contribution Agreement) the Initial Capital Contributions and will have the obligation to make additional Capital Contributions in accordance with Article 4 to the extent any such additional Capital Contributions are properly authorized hereunder;
WHEREAS, concurrently with the execution of this Agreement and in order to provide for the provision of certain services to the Company, Rice and the Company have entered into a Services Agreement (the “Services Agreement”), pursuant to which Rice will provide certain services, or cause such services to be provided, to the Company;

WHEREAS, concurrently with the execution of this Agreement, the Company, Rice Olympus Midstream LLC, and GPOR have entered into a Gathering Agreement (as such agreement may be amended or supplemented in accordance with its terms after the date hereof, the “Gathering Agreement”); and
WHEREAS, concurrently with the execution of this Agreement, the Company and the Parties have entered into a letter agreement setting forth their present non-binding intention to negotiate in good faith an agreement providing for the provision of Water Services by the Company to Gulfport (a “Water Services Agreement”), subject to the terms and conditions set forth therein.
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby adopt this Agreement as the limited liability company agreement of the Company and amend and restate the Original LLC Agreement in its entirety as follows:
Article 1
DEFINED TERMS
Section 1.1    Definitions.
Unless the context otherwise requires, the terms defined in this Article 1 will, for the purposes of this Agreement, have the meanings herein specified.
“AAA” has the meaning set forth in Section 6.16(c).
“Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18‑101 et seq., as it may be amended from time to time, and any successor statute thereto.
“Additional Member” has the meaning set forth in Section 5.3(a).
“Additional Project” has the meaning set forth in Section 3.3(e).
“Adjusted Capital Account” means, with respect to any Member, the balance in the Member’s Capital Account as of the end of the relevant Allocation Period, after giving effect to the following adjustments:
(a)    Credit to the Capital Account any amounts which the Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
(b)    Debit to the Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account and the definition of “Adjusted Capital Account Deficit” below are each intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in the Member’s Adjusted Capital Account as of the end of the relevant Allocation Period.
“Affiliate” means with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under Common Control with, the specified Person.
“Affiliated Member Group” means (a) the Rice Group, (b) the Gulfport Group and (c) any other Member and each transferee of any such other Member’s Interest or any portion thereof, directly or indirectly (in the chain of title) from such Member that is an Affiliate of such transferee Member; provided, however, that once a Person is designated as a member of any Affiliated Member Group, such Person will, as long as it owns any Interest, at all times be a member of such Affiliated Member Group and not a member of any other Affiliated Member Group, unless otherwise determined by the Board pursuant to Section 6.12(z).
“Agreement” means this Limited Liability Company Agreement, as amended, modified, supplemented or restated from time to time in accordance with the terms hereof.
“Allocation Period” means (i) the period beginning on the Effective Date and ending on December 31, 2016, (ii) any subsequent 12-month period commencing on January 1 and ending on December 31, and (iii) any portion of the periods described in clauses (i) and (ii) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article 9.
“Annual Financial Statements” has the meaning set forth in Section 10.3(a).
“Approved Budget” has the meaning set forth in Section 6.15(b).
“Approved Contracts” means (a) the Gathering Agreement, (b) the Services Agreement, (c) the Water Services Agreement, if any, (d) any contract containing reasonable and customary terms that is reasonably necessary for the Company to enter into to avoid the Company defaulting under any customer contracts that have been entered into to effect a Restricted Project or an Additional Project that the Board has approved under Section 6.12(h) (but in each case subject to Section 6.12(d)), (e) any other contract that the Board expressly designates as an Approved Contract pursuant to Section 6.12(y) and (f) any agreement entered into with the Company pursuant to Section 3.3(f)(ii)-(iii) in connection with the pursuit of a Sole Risk Project by a Member or its Affiliates.
“Arbitration Panel” has the meaning set forth in Section 6.16(c).
“Area of Mutual Interest” means:
(a)     with respect to Gas Gathering Services, the area designated as the Area of Mutual Interest in Schedule 1; and
(b)    with respect to Water Services, the area designated as the Area of Mutual Interest in Schedule 1; provided, that this clause (b) shall not apply if the Company has not entered into the Water Services Agreement within 60 days of the date hereof; provided further, that if the Company enters into the Water Services Agreement, the Area of Mutual Interest with respect to Water Services shall be limited to the geographic area within the Area of Mutual Interest under clause (a) of this definition in which the Company is obligated to provide Water Services to Gulfport or its Affiliates under such Water Services Agreement.
“Assumed Tax Liability” has the meaning set forth in Section 8.4(a).
“Available Capacity” means with respect to the assets of the Company and its Subsidiaries and the assets of Rice Olympus Midstream LLC (or its Affiliates), as applicable, to be utilized by Gulfport under the Gathering Agreement, as of the date of determination, (i) the total daily capacity of such assets existing as of such date to receive, gather, compress, or deliver natural gas or water, as applicable, less (ii) all firm maximum daily receipt, gathering, or delivery obligations of the Company, its Subsidiaries, or Rice Olympus Midstream LLC (or its Affiliates), as applicable, with respect to such assets, in existence as of such date as reasonably determined by the Operator in good faith; provided that no increase in maximum daily receipt, gathering, or delivery obligations pursuant to Section 3.6 of the Gathering Agreement shall be considered a firm obligation in existence as of such date unless the parties to the Gathering Agreement have calculated an adjusted MDQ pursuant to Section 3.6(a)(i), (ii), or (iii) of the Gathering Agreement.
“Available Cash” means, with respect to any period prior to the dissolution of the Company, all cash and cash equivalents of the Company on hand at the end of such period less the amount of any cash reserves reasonably established by Operator and approved in accordance with Section 6.12(j) to provide for the proper conduct of the business of the Company, including reserves for: future capital expenditures; current, future or contingent liabilities; anticipated future credit needs of the Company; and debt service and repayments.
“Board” has the meaning set forth in Section 6.1.
“Board Designee” means, with respect to any Member, any Manager or Board Observer designated by the Affiliated Member Group of which such Member is a part.
“Board Observer” has the meaning set forth in Section 6.2(b).
“Budget Rejection Notice” has the meaning set forth in Section 6.15(b).
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are required or authorized by law to be closed in the State of Texas.
“Business Dispute” has the meaning set forth in Section 6.16(a).
“Business Dispute Notice” has the meaning set forth in Section 6.16(a).
“Business Opportunity” has the meaning set forth in Section 3.3(c).
“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with the provisions of Section 4.5.

“Capital Call” means a call or request for additional capital in writing (which may include electronic mail) delivered by the Board or the Operator on behalf of the Company to each Member, specifying (i) the amount of capital requested to be contributed by each Member receiving such notice in accordance with the terms of this Agreement, (ii) in reasonable detail the purpose of such additional capital and the date, or dates, that such capital must be contributed by, which date shall not be fewer than fifteen (15) Business Days from the date such Capital Call is deemed delivered to such Member pursuant to Section 15.1 hereof.
“Capital Call Default” has the meaning set forth in Section 4.2.
“Capital Contribution” means, with respect to any Member, the aggregate amount of cash and the Gross Asset Value of any property other than cash contributed to the Company pursuant to Article 4 by such Member (including any Default Contributions made by any Electing Non-Defaulting Member). Any reference in this Agreement to a Capital Contribution of a Member will include a Capital Contribution contributed by its predecessors in interest.
“Certificate” means the Certificate of Formation of the Company filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Act on October 27, 2015, and any and all amendments thereto and restatements thereof.
“Claims” has the meaning set forth in Section 6.5.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement.
“Company” has the meaning set forth in the preamble.
“Company Minimum Gain” has the meaning assigned to the term “partnership minimum gain” in Treasury Regulations Sections 1.704-2(b)(2) and 1.704‑2(d).
“Confidential Information” means all information provided to a Member or its Representatives by or on behalf of the Company or its Representatives, including all information, data, reports, interpretations, contract terms and conditions, forecasts and records containing or otherwise reflecting information concerning the Company or its Affiliates, potential counterparties or customers or their Affiliates, potential projects, business plans or proposals, market or economic data, identities of actual or potential counterparties or customers, designs, concepts, trade secrets and other business, operational or technical information (irrespective of the form of communication of such information) and together with analyses, compilations, studies or other documents, whether prepared by or on behalf of a Member or its Representatives, to the extent they contain or otherwise reflect such information (irrespective of the form of communication of such information). Notwithstanding the foregoing, Confidential Information does not include the following: (a) information which at the time of disclosure by or on behalf of the Company is publicly available or which later becomes publicly available through no act or omission of the disclosing Member or its Representatives in violation of this Agreement; (b) information which a Member can demonstrate was in its possession on a non-confidential basis prior to disclosure by or on behalf of the Company hereunder; (c) information received by a Member from a third party provided that such Member, after reasonable inquiry, does not know that either (i) such information was provided to such Member on a confidential basis or (ii) such third party is prohibited from transmitting the information by a contractual, legal or fiduciary obligation; (d) information which a Member can demonstrate was independently developed by it or for it and which was not derived or obtained, in whole or in part, from or by reference to Confidential Information or from the Company or its Representatives hereunder; or (e) information relating to the tax structure or tax treatment of transactions contemplated by this Agreement.
“Control,” including the correlative terms “Controlling,” “Controlled by” and “Under Common Control with,” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of the management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person (it being understood that a Person shall be deemed to Control any specified Person if such Person owns or controls fifty percent (50%) or more of the Voting Securities of the specified Person, or if the specified Person owns or controls fifty percent (50%) or more of the Voting Securities of such Person, or if fifty percent (50%) or more of the Voting Securities of the specified Person and such Person are under common control).
“Covered Person” means, in each case, whether or not a Person continues to have the applicable status referred to in the following list: a Member; a Manager; the Operator; any Affiliate of a Member or a Manager or of the Operator; any officers of the Company, whether or not such officers are employees of the Company; any officers, directors, members, managers, stockholders, partners, employees, representatives or agents of any Manager or Member or of the Operator, or of any of their respective Affiliates; any employee or agent of the Company or its Affiliates; and any Tax Matters Member of the Company.
“CP Index” means the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index – All Urban Consumers, U.S. City Average, Not Seasonally Adjusted, or, if such index is discontinued, any successor or substitute index, which, in the Board’s reasonable opinion, is most nearly equivalent to such index.
“Debt” for any Person means, without duplication: (a) indebtedness of such Person for borrowed money, including obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (b) obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable); (d) obligations of such Person under capital leases; and (e) obligations of such Person under guarantees in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above.
“Default Contribution” shall have the meaning set forth in Section 4.2(c).
“Default Notice Date” shall have the meaning set forth in Section 4.2.

“Default Penalty Amount” means an amount determined in connection with a Capital Call Default that is equal to (a) with respect to an Electing Non-Defaulting Member, the lesser of (i) an amount equal to the product of (x) two (2) times (y) the amount of the Default Contribution made by such Electing Non-Defaulting Member and (ii) the Capital Account of the Defaulting Member determined after adjusting the Gross Asset Values of the Company’s assets as set forth in clause (i) of paragraph (b) of the definition of “Gross Asset Value” in Section 1.1 but prior to the reduction of such Capital Account by the Default Penalty Amount determined for the Defaulting Member with respect to such Capital Call Default, and (b) with respect to a Defaulting Member, the Default Penalty Amount with respect to such Capital Call Default.
“Default Rate” means a per annum rate of interest equal to the lower of (a) the Prime Rate then in effect plus 5% and (b) the maximum rate of interest then permitted by law.
“Defaulting Member” has the meaning set forth in Section 4.2(a).
“Depreciation” means, for each Allocation Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Allocation Period and in a manner consistent with the methodologies employed by Rice or otherwise determined by the Board; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Period, Depreciation for such Allocation Period will equal the amount of book basis recovered for such Allocation Period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2); and provided, further, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Allocation Period is zero, Depreciation will be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.
“Economic Risk of Loss” has the meaning assigned to such term in Treasury Regulations Section 1.752-2(a).
“Electing Non-Defaulting Member” means a non-defaulting Member that elects to make a Default Contribution pursuant to Section 4.2(c).
“Election Period” has the meaning set forth in Section 7.7(b).
“Eligible Purchaser” means any Member that is an “accredited investor” within the meaning of Rule 501 under the Securities Act.
“Emergency” means a sudden and unexpected event (including, for the avoidance of doubt, any release or threatened release of hazardous substances into the environment or events necessitating a repair) that causes, or risks causing imminent, (a) substantial damage to any of the assets or properties of the Company or the property of any other Person, (b) death of or injury to any person, (c) damage or substantial risk of damage to natural resources (including wildlife) or the environment, (d) safety concerns associated with continued operations of the Company’s assets and properties or (e) non-compliance with any law.

“Equity Interests” means: (a) capital stock, member interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in any corporation, partnership, limited liability company or other business entity; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event; and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.
“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended and any successor statutes thereto.
“Excluded Issuance” has the meaning set forth in Section 7.7(a).
“Existing Business” means either (i) a legal entity, such as a corporation, partnership or limited liability company, operating a line, or lines, of business capable of generating revenue, or (ii) assets that constitute a standalone line of business capable of generating revenue without being combined with or operated in conjunction with other material assets
“Final Tag-Along Notice” has the meaning set forth in Section 7.2(b)(i).
“First Notice” has the meaning set forth in Section 7.7(b).
“Fiscal Year” means (i) the period commencing on the date the Certificate was filed with the Delaware Secretary of State and ending on December 31, 2015 and (ii) any subsequent 12 month period commencing on January 1 and ending on December 31.
“GAAP” means generally accepted accounting principles in the United States.
“Gas Gathering Services” has the meaning set forth in Section 3.1(a).
“Gathering Agreement” has the meaning set forth in the recitals.
“Gathering System” has the meaning set forth in the Gathering Agreement.
“GPOR” means Gulfport Energy Corporation, a Delaware corporation.
“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:
(a)    the initial Gross Asset Value of any asset contributed by a Member to the Company will be the gross fair market value of such asset, as reasonably agreed to by the contributing Member, the non-contributing Member and the Board; provided that the initial Gross Asset Value of the Gulfport Contributed Assets and the initial Gross Asset Value of the Rice Contributed Assets will be the value of such assets as set forth on Schedule 2;
(b)    the Gross Asset Value of all Company assets will be adjusted to equal their respective gross fair market values, as determined by the Board, in connection with: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution or in exchange for the performance of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704 1(b)(2)(ii)(g) (other than pursuant to Section 708(b)(1)(B) of the Code); or (v) any other event to the extent determined by the Board to be necessary to properly reflect the Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clause (i) and clause (ii) of this sentence will be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;
(c)    the Gross Asset Value of any Company asset distributed to any Member will be the gross fair market value of such asset on the date of distribution, as determined by the Board and the distributee Member; and
(d)    the Gross Asset Value of Company assets will be adjusted to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704‑1(b)(2)(iv)(m).
If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a) or paragraph (b) above, such Gross Asset Value will thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
“Gulfport” has the meaning set forth in the preamble.
“Gulfport Change of Control” means a change in Control of GPOR, whether by sale of outstanding capital stock of GPOR to an Independent Third Party or group of Independent Third Parties or by a sale of all or substantially all of GPOR’s assets, merger, consolidation, tender offer, recapitalization, business combination or any other transaction or series of related transactions or change in circumstances in which there is a change in Control of GPOR.
“Gulfport Contributed Assets” has the meaning set forth in the recitals.
“Gulfport Contribution Agreement” has the meaning set forth in the recitals.
“Gulfport Group” means Gulfport and each transferee of Gulfport’s Interest, or any portion thereof, directly or indirectly (in the chain of title) from Gulfport, that is an Affiliate of GPOR; provided, however, that once a Person is designated as a member of the Gulfport Group such Person will, as long as it owns any Interest, at all times be a member of the Gulfport Group and not a member of any other Affiliated Member Group unless otherwise determined by the Board pursuant to Section 6.12(z).
“Indemnitee” has the meaning set forth in Section 12.7.
“Indemnitor” has the meaning set forth in Section 12.7.

“Independent Third Party” means, with respect to any Member, any Person who is not an Affiliate of such Member.
“Initial Budget” has the meaning set forth in Section 5.5.
“Initial Capital Contribution” has the meaning set forth in Section 4.1(a).
“Initial Tag-Along Notice” has the meaning set forth in Section 7.2(b)(i).
“Interest” means the ownership interest of a Member in the Company, including such Member’s Percentage Interest, rights to distributions (liquidating or otherwise) derived therefrom, allocations, notices and information, rights to approve of or consent to certain matters (if applicable) and all other rights, benefits and privileges enjoyed by that Member (under the Act, the Certificate, this Agreement, or otherwise) in its capacity as a Member; and all obligations, duties and liabilities imposed on that Member (under the Act, the Certificate, this Agreement, or otherwise) in its capacity as a Member.
“IPO Issuer” means (a) the Company or (b) an Affiliate of the Company which will be the issuer in a Qualified Public Offering.
“IRR” shall mean the annualized internal rate of return calculated at the applicable time using the “XIRR” function on Microsoft Excel (or any other acceptable spreadsheet program approved by the Board by Unanimous Board Approval, which approval shall not be unreasonably withheld, conditioned or delayed), with an array of values, with expenditures by the owner (or its Affiliates) of the applicable project with respect to such project (including any payments by the owner (or its Affiliates) to third parties with respect to the acquisition, construction, maintenance, operation and sale of the project) being negative values and payments received by the owner (or its Affiliates) with respect to the sale of all or any portion of such project (and not payments received from customers in the ordinary course of operating such project) as positive values and netting all such expenditures and payments that are paid or received on the same date and assuming the net value is paid or received, as applicable, on such date (provided that where the exact amount of a value or the applicable date is not known at the time of calculation, a reasonable estimate of such value or date, as reasonably determined in good faith by the Board by Unanimous Board Approval (which approval shall not be unreasonably withheld, conditioned or delayed) at the time of calculation, may be used); provided that IRR shall be calculated (i) on an unlevered basis, and (ii) without any adjustments for state and federal income taxes.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.
“Liquidating Trustee” has the meaning set forth in Section 13.4(a).
“Liquidation Amounts” has the meaning set forth in Section 13.4(b).
“Manager” has the meaning set forth in Section 6.1.

“Material Expansion” means, with respect to any Sole Risk Project, (i) any expansion within the Area of Mutual Interest of an area of mutual interest, dedicated area, or any similar geographic area in which services will be provided to the applicable customer beyond the geographic boundaries or (ii) any new written contract (but not the amendment or renewal of any existing contract) with the applicable third party customer for the provision of services to such third party customer that constitute the Primary Business.
“Member” means any Person (but not any Affiliate or entity in which such Person has an equity interest) executing this Agreement and any Person admitted as an Additional Member or a Substitute Member pursuant to the provisions of this Agreement, in such Person’s capacity as a Member of the Company, and “Members” means two or more of such Persons, in their capacities as Members of the Company. Such terms do not include any Person or Persons who have ceased to be Members in the Company.
“Member Nonrecourse Debt” has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulations Section 1.704‑2(b)(4).
“Member Nonrecourse Debt Minimum Gain” has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulations Section 1.704‑2(i)(2).
“Member Nonrecourse Deductions” has the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulations Section 1.704-2(i)(1).
“Midstream COC” means a change in Control of any Subsidiary or Subsidiaries of REI, whether by sale of outstanding capital stock in such Subsidiaries to an Independent Third Party or group of Independent Third Parties or by a sale of all or a substantial portion of such Subsidiaries’ midstream assets, merger, consolidation, tender offer, recapitalization, business combination or any other transaction or series of related transactions or change in circumstances in which there is a change in Control of such Subsidiaries that, individually or collectively with any other Subsidiaries of REI, holds all or a substantial portion of REI’s midstream assets (including its Interest in the Company). Notwithstanding the foregoing, if a transaction or series of related transactions or change in circumstances constitutes an REI Change of Control, then such transaction(s) or change in circumstances shall not be deemed to be a Midstream COC.
“Midstream COC Allocation” has the meaning set forth in Section 7.2(c).
“Midstream COC Allocation Objection Notice” has the meaning set forth in Section 7.2(c).
“Midstream COC Notice” has the meaning set forth in Section 7.2(c).
“Midstream COC Tag-Along Right” has the meaning set forth in Section 7.2(c).
“Midstream COC Tag-Along Transaction” has the meaning set forth in Section 7.2(c).
“Minimum Gain” has the meaning assigned to that term in Treasury Regulations Section 1.704-2(d).

“Monthly Reports” has the meaning set forth in Section 10.3(c).
“New Securities” has the meaning set forth in Section 7.7(a).
“Nonrecourse Deductions” has the meaning assigned to that term in Treasury Regulations Section 1.704-2(b).
“Offered Interest” has the meaning set forth in Section 7.2(a).
“Offering Member” has the meaning set forth in Section 7.2(a).
“Offering Member Notice” has the meaning set forth in Section 7.2(a)(i).
“Operator” means the Person designated as the “Operator” of the Company in accordance with Section 6.11 and Section 6.12(o), as applicable.
“Original LLC Agreement” has the meaning set forth in the recitals.
“Out-of-AMI Project” means any project or business involving (i) a connection to, and the delivery of, natural gas extracted from wells located outside of the Area of Mutual Interest into any pipeline or compression facility comprising part of any of the Company’s assets or facilities or (ii) the provision of water services to wells located outside of the Area of Mutual Interest utilizing any facilities or assets comprising part of any of the Company’s assets or facilities.
“Parent Executive” has the meaning set forth in Section 6.16(b).
“Percentage Interest” means, with respect to a Member as of any date of determination, the quotient (expressed as a percentage) obtained by dividing such Member’s Capital Account balance by the aggregate Capital Account balances of all Members. In determining Percentage Interests of the Members, the following rules shall apply:
(a)    The Percentage Interests of the Members shall initially be as set forth on Schedule 2 and shall thereafter be re-determined at such times as the Gross Asset Values of the Company’s assets are adjusted pursuant to subparagraph (b) of the definition of “Gross Asset Value” based on the Capital Account balances of the Members determined after giving effect to the allocation of any gain or loss resulting from the adjustment to the Gross Asset Values of the Company’s assets pursuant to Article 9 (along with any other allocations made pursuant to Article 9 for the Allocation Period ending on the date of such adjustment);
(b)    In the event the Percentage Interests of the Members are required to be re-determined pursuant to Section 4.2(c), then (i) the Capital Accounts of the Members shall first be increased or decreased to account for any adjustments to the Gross Asset Values of the Company’s assets as set forth in clause (i) of paragraph (b) of the definition of Gross Asset Value in this Section 1.1 based on the Percentage Interests of the Members immediately prior to such Gross Asset Value adjustments, (ii) any Default Penalty Amount with respect to such Capital Call Default will be determined based on the Capital Account of the Defaulting Member as so adjusted, and (iii) the Percentage Interests of the Members will be re-determined based on the Capital Accounts of the

Members after further increasing or decreasing such Capital Accounts in accordance with Section 4.5(b)(iv) to give effect to all Capital Contributions (including any Default Contributions) made by the Members pursuant to the Capital Call and any Default Penalty Amount determined with respect to such Capital Call Default; and
(c)    If Percentage Interests are re-determined during an Allocation Period in accordance with clause (ii) of paragraph (a) of this definition of “Percentage Interest,” the re-determined Percentage Interests will be effective for purposes of Article 8 and Article 9 as of the first day of the month during which such re-determination occurs.
“Permitted Liens” means (a) statutory liens for current taxes or assessments not yet due and delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established; (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business; and (c) all applicable zoning ordinances and land use restrictions that, in each case with respect to the foregoing (a), (b) and (c) do not materially detract from the value of, or materially interfere with the use of, the applicable assets.
“Permitted Transfers” has the meaning set forth in Section 7.1(a).
“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.
“Primary Business” has the meaning set forth in Section 3.1(a).
“Prime Rate” means for any day a per annum rate of interest equal to the “prime rate,” as published in the “Money Rates” column of The Wall Street Journal, from time to time, or if for any reason such rate is no longer available, the rate reasonably established by the Board. The Prime Rate shall change effective as of the date of any change as published in The Wall Street Journal, or as established by the Board, as appropriate.
“Profits” or “Losses” means, for each Allocation Period, an amount equal to the Company’s taxable income or loss for such Allocation Period, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:
(a)    any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition will be added to such taxable income or loss;
(b)    any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury

Regulations Section 1.704‑1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition will be subtracted from such taxable income or loss;
(c)    in the event the Gross Asset Value of any Company asset is adjusted in accordance with paragraph (b) or paragraph (c) of the definition of “Gross Asset Value”, the amount of such adjustment will be taken into account as gain (if the adjustment increases the Gross Asset Value of the Company asset) or loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset for purposes of computing Profits or Losses;
(d)    gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;
(e)    in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there will be taken into account Depreciation for such Allocation Period, computed in accordance with the definition of “Depreciation”;
(f)    to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and will be taken into account for purposes of computing Profits or Losses; and
(g)    notwithstanding any other provisions of this definition, any items which are specially allocated pursuant to Section 9.2 or Section 9.3 will not be taken into account in computing Profits or Losses.
“Project Period” has the meaning set forth in Section 7.1(a).
“Property” means all of the assets and property now owned or hereafter acquired by the Company.
“Proposed Budget” has the meaning set forth in Section 6.15(a).
“Proposed Purchaser” has the meaning set forth in Section 7.7(a).
“Prudent Industry Practices” means, at a particular time, any of the practices, methods and acts which, in the exercise of reasonable judgment based upon the circumstances existing, and the information available, at such time, is reasonably expected to result in the proper operation and maintenance of the Company assets and includes, without limitation, the practices, methods and acts engaged in or approved by a significant portion of, or otherwise commonly used in, the industry at such time with respect to the assets of the same or similar types as the Company assets. Prudent

Industry Practices are not intended to be limited to optimum practices, methods or acts, to the exclusion of all others, but rather is a spectrum of possible practices, methods and acts which could have been reasonably expected to accomplish the desired result at a commercially reasonable cost and consistent with reliability, safety, timeliness and all applicable laws as well as with the Approved Budget. Prudent Industry Practices are intended to entail the same standards as a Person would, in the commercially reasonable prudent management of its own properties, use from time to time.
“Public Company Change of Control Transaction” means an REI Change of Control, an RMP Change of Control or a Gulfport Change of Control, as applicable.
“Purchasing Member” has the meaning set forth in Section 7.2(a)(iv).
“Qualified Public Offering” means any underwritten initial public offering by the IPO Issuer of equity securities pursuant to an effective registration statement under the Securities Act and for which aggregate cash proceeds to be received by the IPO Issuer from such offering (without deducting underwriting discounts, expenses and commissions) are at least fifty million dollars ($50,000,000).
“Quarterly Financial Statements” has the meaning set forth in Section 10.3(b).
“Regulatory Allocations” has the meaning set forth in Section 9.3.
“REI” has the meaning set forth in Section 7.1(a)(i).
“REI Change of Control” means a change in Control of REI, whether by sale of outstanding capital stock of REI to an Independent Third Party or group of Independent Third Parties or by a sale of all or substantially all of REI’s assets, merger, consolidation, tender offer, recapitalization, business combination or any other transaction or series of related transactions or change in circumstances in which there is a change in Control of REI.
“Released Business Opportunity Claims” is defined in Section 3.3(d).
“Renounced Business Opportunity” is defined in Section 3.3(d).
“Representatives” means (a) with respect to the Company, any of: (i) the Company’s Affiliates; and (ii) directors, officers, managers, employees, members, partners, agents and authorized representatives (including attorneys, accountants, consultants, bankers, lenders and financial advisors) of the Company and the Company’s Affiliates and (b) with respect to a Member, any of: (i) such Member’s Affiliates; (ii) directors, officers, managers, employees, members, stockholders, partners, agents and authorized representatives (including attorneys, accountants, consultants, bankers, lenders and financial advisors) of the Member and the Member’s Affiliates; and (iii) Persons who are (or are in discussions to become) beneficial owners of equity interests in such Member.
“Requesting Purchaser” has the meaning set forth in Section 7.7(b).
“Restricted Project” has the meaning set forth in Section 3.3(a).

“Rice” has the meaning set forth in the preamble.
“Rice Contributed Assets” has the meaning set forth in the recitals.
“Rice Contribution Agreement” has the meaning set forth in the recitals.
“Rice Group” means Rice and each transferee of Rice’s Interest, or any portion thereof, directly or indirectly (in the chain of title) from Rice, that is an Affiliate of REI; provided, however, that once a Person is designated as a member of the Rice Group such Person will, as long as it owns any Interest, at all times be a member of the Rice Group and not a member of any other Affiliated Member Group unless otherwise determined by the Board pursuant to Section 6.12(z).
“RMP” means Rice Midstream Partners LP, a Delaware limited partnership.
“RMP Change of Control” means the occurrence of any of the following:
(a)    the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or a substantial portion of the assets of RMP;
(b)     the removal and replacement of the general partner of RMP with a Person that is not an Affiliate of REI; or
(c)     the consummation of any transaction (including any merger, consolidation or other business combination), in one or a series of related transactions, the result of which is that any Person or group of Persons becomes the beneficial owner, directly or indirectly, of (i) 50% or more of the voting power of either the general partner of RMP or, if RMP is no longer a limited partnership, of RMP, measured by voting power rather than number of Equity Interests or (ii) the right to elect or designate a majority of its directors, managers, trustees or other Persons serving in a similar capacity and/or control any decision making function;
Notwithstanding the preceding, a conversion of RMP or any of its Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute an RMP Change of Control, so long as following such conversion or exchange the Persons who beneficially owned the Equity Interests of RMP immediately prior to such transactions continue to beneficially own in the aggregate more than 50% of the voting power of such entity or any parent thereof, and continue to beneficially own sufficient Equity Interests in such entity to elect or designate a majority of its directors, managers, trustees or other persons serving in a similar capacity and/or control and decision making function for such entity or its general partner or any parent thereof, as applicable.
“ROFR Notice Period” has the meaning set forth in Section 7.2(a)(ii).
“ROFR Offer Notice” has the meaning set forth in Section 7.2(a)(iv).
“Rules” has the meaning set forth in Section 6.16(c).

“Sale Proposal” has the meaning set forth in Section 7.2(b)(i).
“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended and any successor statutes thereto.
“Selling Member” is defined in Section 7.2(b).
“Services Agreement” has the meaning set forth in the recitals.
“Sole Risk Project” has the meaning set forth in Section 3.3(f).
“Sole Risk Right” has the meaning set forth in Section 3.3(d).
“Specified Persons” has the meaning set forth in Section 5.4(b).
“Subsidiary” means, with respect to any Person, (a) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) any limited liability company, partnership, association or other business entity, of which a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association or other business entity.
“Substitute Member” means a Person who is admitted to the Company as a Member pursuant to Article 7, and then designated as a “Member” on an amended Schedule 2 to this Agreement.
“Tag-Along Members” has the meaning set forth in Section 7.2(b).
“Tag-Along Notice Period” has the meaning set forth in Section 7.2(b)(i).
“Tag-Along Rights” has the meaning set forth in Section 7.2(b).
“Tax Distribution Date” has the meaning set forth in Section 8.4(a).
“Tax Matters Member” has the meaning set forth in Section 11.4(a).
“Transaction Documents” has the meaning set forth in Section 5.1(c).
“Transfer” means, with respect to any Interest or other Equity Interest, any direct or indirect transfer, assignment, sale, conveyance, license, lease, or partition of such interest, and includes any indirect Transfer of Interest as the result of a transaction involving a Member (rather than its Interest directly) or any Person that directly or indirectly owns a Member or any “involuntary Transfer” such as a sale of any part of such interest therein in connection with any bankruptcy or similar insolvency proceedings, or any other disposition of such interest. The pledge, hypothecation or encumbrance of any Interest in connection with the bona fide incurrence of Debt from any Independent Third Party (and the foreclosure on any Interest in connection with such Debt) does not constitute a Transfer. Notwithstanding the foregoing, none of (i) the direct or indirect transfers of Equity Interests in REI or GPOR, RMP (if applicable) or RMP’s general partner (or an entity that owns RMP’s general partner and its incentive distribution rights, if applicable), (ii) a Public Company Change of Control Transaction, (iii) a Midstream COC, or (iv) the pledge, hypothecation or encumbrance of any Equity Interests in any direct or indirect subsidiary of REI (including the Company) or GPOR in connection with the incurrence of Debt from any Independent Third Party (and the foreclosure on any such Equity Interest in connection with such Debt) by such Person shall constitute a “Transfer” of an Interest in the Company; provided that, for the avoidance of doubt, the provisions of Section 7.2(c) shall apply to any transaction that constitutes a Midstream COC.
“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Unanimous Board Approval” means the unanimous approval of the Board.
“Unrelated Information” has the meaning set forth in Section 10.2.
“Voting Securities” means, with respect to a particular Person: (a) in the case of a corporation, the outstanding securities thereof entitled to vote on the election of directors; (b) in the case of a limited partnership, the general partnership interests therein; (c) in the case of a limited liability company, partnership or venture, the securities or interests therein entitled to manage or elect the managers or other governing body of such Person; (d) in the case of a trust or estate, the interest therein entitled to appoint or elect the trustee or similar governing body thereof; and (e) in the case of any other Person, the interest therein entitled to elect the governing body of such Person or otherwise exercise the power to direct or cause the direction of the management and policies of such Person.
“Waived ROFR Transfer Period” has the meaning set forth in Section 7.2(a)(v).
“Water Services” has the meaning set forth in Section 3.1(a).
“Water Services Agreement” has the meaning set forth in the recitals.

ARTICLE 2
FORMATION AND TERM
Section 2.1    Formation.
(a)    The Company was organized as a Delaware limited liability company under and pursuant to the Act by the filing of the Certificate by an authorized person and is being continued pursuant to the terms of this Agreement.
(b)    The name and mailing address of each Member and the Initial Capital Contributions of each Member are set forth on Schedule 2. The Board will cause Schedule 2 to be updated, from time to time, as may be necessary to accurately reflect the information therein. Any amendment or revision to Schedule 2 made in accordance with this Section 2.1(b) will not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule 2 will be deemed to be a reference to Schedule 2, as amended, revised and in effect from time to time.
Section 2.2    Name. The business and affairs of the Company will be conducted under the name “Strike Force Midstream LLC” and such name will be used at all times in connection with the Company’s business and affairs, except to the extent the Board agrees to the use by the Company of assumed names or other trade names or fictitious names. The Company’s Managers or officers or the Operator will execute such assumed or fictitious name certificates as may be desirable or required by law to be filed in connection with the business and affairs of the Company and will cause such certificates to be filed in all appropriate public records.
Section 2.3    Term. The term of the Company commenced upon the effectiveness of the Certificate and will continue perpetually, unless the Company is dissolved in accordance with the provisions of this Agreement.
Section 2.4    Registered Agent and Office. The registered office of the Company required by the Act to be maintained in Delaware will be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate in the manner provided by law. The registered agent of the Company in Delaware will be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate in the manner provided by law.
Section 2.5    Principal Place of Business. The principal place of business of the Company will be 400 Woodcliff Drive, Canonsburg, PA 15317. At any time, the Board may change the location of the Company’s principal place of business. The Company may have such other places of business as the Board or the Operator may designate so long as such places shall not subject the Members to direct taxation in their capacities as Members or require them to qualify to do business in such jurisdictions.
Section 2.6    Qualification in Other Jurisdictions. The Managers, the officers of the Company or the Operator will cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business. The Managers, the officers of the Company or the Operator will execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary or appropriate for the Company to qualify and continue to do business in a jurisdiction in which the Company may wish to conduct business. At the request of the Board or the Operator, each Member will execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business; provided that no Member will be required to file any general consent to service of process or to qualify as a foreign corporation, limited liability company, partnership or other entity in any jurisdiction in which it is not already so qualified.
ARTICLE 3
PURPOSE AND POWERS OF THE COMPANY
Section 3.1    Purpose.
(a)    The Purpose of the Company is to: (i) engage in the business of (1) gathering natural gas extracted from wells located within the Area of Mutual Interest (including through the development, construction and operation of natural gas gathering facilities, including pipelines, interconnects, compression, measurement, dehydration and pigging facilities and build out of natural gas gathering businesses for Gulfport and its Affiliates and other producers within the Area of Mutual Interest) (such services generally without regard to geographic location are hereinafter referred to as “Gas Gathering Services”) and (2) providing (A) fresh water distribution to well pads within the Area of Mutual Interest, (B) produced water hauling services from well pads within the Area of Mutual Interest and (C) collection, treatment, and transportation services for flowback water, produced water, and other fluids produced from wells within the Area of Mutual Interest (including through the development, construction and operation of relevant facilities, including pipelines, storage, and trucking facilities) (such services generally without regard to geographic location are hereinafter referred to as “Water Services”); provided, that clause 2 above shall not apply if the Company and Gulfport or its Affiliates do not enter into the Water Services Agreement within 60 days of the date hereof, in which case clause (2) shall not be included in the definition of the Primary Business (the businesses described in (1) and (2), the “Primary Business”); (ii) engage in the business of gathering natural gas and other hydrocarbons extracted from wells located outside of the Area of Mutual Interest (including by way of connecting wells located outside of the Area of Mutual Interest to the Company’s compression facilities inside of the Area of Mutual Interest), to the extent engaging in activities related to such business is authorized by the Board as an Additional Project, subject to Section 3.3(f) and Section 6.12, if applicable; (iii) fulfill the obligations of the Company pursuant to any contract entered into by the Company or under which the Company has assumed obligations of any Person, provided that the execution or assumption of such contract was duly authorized under the terms of this Agreement; (iv) engage in any other business or activity that now or in the future may be necessary, incidental or proper, advisable or convenient to accomplish the foregoing purposes; and (v) engage in any other lawful business for which a limited liability company may be organized to engage in under the Act the pursuit of which is authorized by the Board in accordance with this Agreement, in all cases, to the extent such business or activity is not forbidden by the law of the jurisdiction in which the Company engages in such business or activity. Notwithstanding the foregoing, the “Primary Business” shall not include those certain assets and the activities directly associated with those assets specifically described on Schedule 3, provided, however, in connection with the execution and delivery of the Water Services Agreement, the Company, Rice and Gulfport shall amend Schedule 3 to reflect any additional excluded assets and activities relating to Water Services.
(b)    In no event will this Agreement be held or construed to imply the existence of a partnership (including a limited partnership) or joint venture among the Members and no Member will be held or construed to be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes. No Member has any power or authority under this Agreement to act as the agent or representative of the Company or any other Member with regard to any matter beyond the scope of this Company.
Section 3.2    Powers of the Company. The Company will have all powers and privileges granted by the Act, any other law, or by this Agreement, including incidental powers thereto, to the extent that such powers and privileges are necessary, customary, convenient or incidental to the attainment of the Company’s purpose.
Section 3.3    Business Opportunities; Restricted Projects.
(a)    Restricted Projects.
(i)    Subject to Section 3.3(f) and Section 3.3(g), no Member (either directly or indirectly through one or more of its Affiliates) will own, operate, manage, control, engage in, participate in, invest in, finance, render services for, assist others in, or otherwise carry out the Primary Business (a “Restricted Project”) other than through the Company, except that (A) Rice or its Affiliates may engage in a Restricted Project outside the Company if such Restricted Project is presented to the Company and the Rice Board Designees vote in favor of pursuing such Restricted Project through the Company, but the pursuit of such Restricted Project by the Company does not receive Unanimous Board Approval and (B) Gulfport or its Affiliates may engage in a Restricted Project outside the Company if such Restricted Project is presented to the Company and the Gulfport Board Designees vote in favor of pursuing such Restricted Project through the Company, but the pursuit of such Restricted Project by the Company does not receive Unanimous Board Approval; provided, that, in the case of each of the foregoing clauses (A) and (B), any such Restricted Project that does not receive Unanimous Board Approval shall be a Sole Risk Project subject to the terms and conditions of Section 3.3(f) and any other applicable terms of this Agreement.
(ii)    Each Member recognizes and affirms that in the event of a breach by such Member of any of the provisions of this Article 3, money damages may be inadequate and the non-breaching Members may have no adequate remedy at law. Accordingly, each Member agrees that the non-breaching Members will have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and each of the Members’ obligations under this Article 3 not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Article 3.

(iii)    Notwithstanding anything to the contrary in this Agreement, if either (A) each member of the Rice Group or (B) each member of the Gulfport Group, collectively Transfer all of their Interests and cease to be Members, then the obligations of such transferring Affiliated Member Group under this Article 3 will terminate and be of no force and effect with respect to the Affiliated Member Group consummating such Transfer; provided that no Member or former Member will be relieved of any liability or obligation incurred under this Article 3 prior to the time of such a termination of the obligations under this Article 3; and provided, further, that the transferee in any such Transfer shall remain subject to the obligations under this Article 3.
(b)    Other Investments. Each of the Company and the Members acknowledges and agrees that the Members and their respective Affiliates (including any Board Designees): (i) have made, prior to the date hereof, and may make, on and after the date of this Agreement, subject to compliance with the terms of this Agreement, investments (by way of capital contributions, loans or otherwise) in; and (ii) have engaged, prior to the date hereof, and may, subject to compliance with the terms of this Agreement, engage, on and after the date hereof, in other transactions with and with respect to, in each case, Persons engaged in businesses that directly or indirectly compete with the business of the Company and its Subsidiaries as conducted from time to time. Except as otherwise expressly set forth in this Agreement, the Company and the Members agree that any involvement, engagement or participation of the Members and their respective Affiliates (including any Board Designees) in such investments, transactions and businesses undertaken in compliance with the terms of this Agreement, even if competitive with the Company or its Subsidiaries, will not be deemed wrongful or improper under this Agreement or to violate any duty express or implied under applicable law.
(c)    Business Opportunities. The Company and each Member (solely in its capacity as a Member) hereby renounce any interest or expectancy in any business opportunities, investments, transactions, ventures or other arrangements of any nature or description in which any other Member or its Affiliates participates or desires or seeks to participate (each, a “Business Opportunity”), other than a Business Opportunity that is a Restricted Project (except to the extent permitted pursuant to Section 3.3(f)) or an Additional Project that is approved for pursuit through the Company in accordance with Section 3.3(e). Except as provided in this Article 3 and in Article 6, (i) no Member or its Affiliates (including any Board Designees) has any obligation to communicate or offer any Business Opportunity to the Company, and (ii) any Member or its Affiliates (including any Board Designees) may pursue for itself outside of the Company or direct, sell, assign or transfer to a Person other than the Company any Business Opportunity. Notwithstanding any other provision of this Agreement to the contrary, the Members shall not have any obligation to present any Business Opportunity to the Company that does not involve the provision of Gas Gathering Services or Water Services to any wells located within the Area of Mutual Interest.
(d)    Waiver of Claims Relating to Renounced Business Opportunities. Each of the Company and the Members hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against any of the Members or their respective Affiliates, including any Board Designees (including any claims for breach of any fiduciary or other duty), for or in connection with any Business Opportunity that is not a Restricted Project or an Additional Project (other than Additional Projects that are pursued by a Member or its Affiliates pursuant to Section 3.3(f)) (a “Renounced Business Opportunity”), whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement or any other Transaction Document) or otherwise, are expressly released and waived by the Company and each Member, in each case to the fullest extent permitted by law; provided, however, that nothing contained in this Section 3.3(d) will constitute a release or waiver of or otherwise limit the confidentiality obligations contained in Section 5.4 (collectively, the claims against, actions, rights to sue, other remedies or other recourse referenced in this sentence are referred to as “Released Business Opportunity Claims”). The Released Business Opportunity Claims shall not include claims against, actions, rights to sue, other remedies or other recourse of the Company or any Member for actual damages to the property or other assets of the Company or any Member resulting from a Member or its Affiliates’ construction or operation of a Renounced Business Opportunity if the Company or any Member would have had a similar claim for such actual damages had they been caused by an Independent Third Party who did not owe any duties to the Company or its Members in respect of Business Opportunities.
(e)    Pursuit of Additional Projects through the Company. Either Rice or Gulfport (in each case, either directly or indirectly, through one or more Affiliates) may present to the Company a potential project (i) to develop, construct or operate additional midstream assets or provide other related services or (ii) to provide applicable Water Services, in each case with respect to natural gas wells located outside (or both inside and outside) of the Area of Mutual Interest (an “Additional Project”), and if the pursuit of such Additional Project through the Company is approved pursuant to Section 6.12(h) (it being understood that, for the purposes of obtaining such approval, all Managers designated by the Member proposing such Additional Project shall be deemed to have voted in favor of pursuing such Additional Project through the Company), then such Additional Project shall be pursued by the Company; provided that the pursuit of any such Additional Project by the Company shall not expand the Area of Mutual Interest or the Primary Business. If such an Additional Project is so presented to the Company by Rice or Gulfport but its pursuit through the Company is not so approved, then the Member so presenting such Additional Project may pursue such project outside of the Company in accordance with this Article 3 and shall, in its discretion, be entitled to exercise the rights specified in Section 3.3(f) in respect of such project. For the avoidance of doubt, in order to be entitled to exercise the rights specified in Section 3.3(f), any Additional Project (other than any Out-of-AMI Project) must be presented to the Company for approval in accordance with Section 6.12(h) and only if such Additional Project is not so approved may Rice or Gulfport, as applicable, avail itself of the rights set forth in Section 3.3(f) in respect of the pursuit by Rice or Gulfport of such Additional Project. The right to undertake a Sole Risk Project that interconnects with the assets of the Company or its subsidiaries or utilizes any services provided by the Company or its subsidiaries (the “Sole Risk Right”) is personal to GPOR and its Affiliates (for so long as such Person is an Affiliate of GPOR), and Gulfport, and any transferee of Gulfport’s Interest, may not exercise its Sole Risk Right if all of its Interest has been Transferred to an Independent Third Party who is not a member of the Gulfport Group; provided, however, for the avoidance of doubt, for so long as any such transferee (together with its Affiliates) owns an Interest sufficient to entitle such transferee and its Affiliates to designate one or more Managers hereunder, such Manager so designated shall still have all rights to vote on any Additional Project submitted to the Board.
(f)    Sole Risk Projects Matters.
(i)    Pursuit of Sole Risk Projects. In the event that any Member (in each case, either directly or indirectly, through one or more Affiliates) elects to pursue either (A) a Restricted Project or Additional Project that was not approved in accordance with Section 6.12(h) after having been presented to the Company as required by this Article 3 or (B) an Out-of-AMI Project, as applicable (with the preceding (A) and (B), each, a “Sole Risk Project”), then such Member or its Affiliates will be entitled to pursue such Sole Risk Project (including any expansions thereof other than any Material Expansions) outside of the Company at such Member’s or its Affiliate’s sole cost and expense; provided that (x) any Material Expansion shall be considered a separate Restricted Project or Additional Project, as applicable, that must be presented to the Company for approval by the Managers under Section 6.12(h) and (y) with respect to any Out-of-AMI Project, there exists Available Capacity upon entry into each definitive agreement governing such Out-of-AMI Project and such Member and the Company agrees to provide the other Members with at least three (3) months advanced written notice prior to allocating any Available Capacity to provide services to an Out-of-AMI Project; and provided, further, that if the Company decides to participate in any Material Expansion, then the Company, as a precondition to such participation, must also acquire all of the assets that comprise such Sole Risk Project from the applicable Member (or its Affiliates) to which such Material Expansion relates by paying such Member (or its Affiliates) an amount in cash that would provide such Member (or its Affiliates) with an IRR of **** over the period commencing on the date such Member (or its Affiliates) first made a payment in connection with such project and ending on the date that the Company consummates such acquisition. Subject to the terms of a customary confidentiality agreement, the selling party, the Company and each Member shall reasonably cooperate to permit the Company and any other Member to perform a reasonable and customary due diligence investigation of the applicable assets subject to the execution of customary confidentiality agreements by the applicable Persons performing such investigation. The selling party shall provide the Company and the other Members with sufficient information to permit the other Members to make an informed investment decision regarding the Company’s acquisition of the applicable assets. The parties to such acquisition will reasonably cooperate to effect such acquisition pursuant to a customary purchase agreement. The party selling such assets to the Company will only be required to make customary representations and warranties that the selling party has all necessary power and authority, and has taken all necessary organizational action, to approve the sale of such assets to the Company, and the selling party would not be required to indemnify the Company in any respect of the transactions contemplated by the purchase agreement except with respect to such limited representations and warranties.
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN
REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FOUR ASTERISKS (****).

(ii)    Sole Risk Projects that Connect to the Company’s Natural Gas Pipelines. If, and to the extent that any assets or properties of Company are required in connection with any services provided by the Company in connection with a Sole Risk Project that involves the provision of Gas Gathering Services and (A) there is Available Capacity upon entry into the written agreement referenced below in this Section 3.3(f)(ii), (B) either (1) making the applicable portion of such Available Capacity available for use in connection with the applicable Sole Risk Project does not require the Company to add any additional capacity to (or incur any expansion capital costs with respect to) the assets of the Company (or incur any maintenance capital costs with respect to assets serving only such Sole Risk Project) (for the avoidance of doubt, all parties to this Agreement agree that expansion capital costs and maintenance capital costs represent the universe of capital costs that may be incurred by the Company) or (2) the Member pursuing such Sole Risk Project (together with any Person with or through which such Member is pursuing such Sole Risk Project) agrees to bear 100% of any such costs and expenses, including those required to provide additional capacity, (C) the provision of the applicable assets and services of the Company with respect to such Sole Risk Project complies with all applicable laws and does not and will not violate or result in a breach of or default under (with or without notice or lapse of time) any existing contract or agreement to which the Company or its Affiliates are a party or by which any of their respective assets are bound, (D) the Member pursuing such Sole Risk Project (together with any Person with or through which such Member is pursuing such Sole Risk Project) agrees to bear 100% of (1) the costs associated with the interconnection of the applicable Sole Risk Project to the applicable assets of the Company and (2) any incremental taxes payable by the Company attributable to the Sole Risk Project and not reimbursed by the customer other than (x) income taxes payable on any service fees received by the Company attributable to such Sole Risk Project and (y) incremental taxes attributable to the use of any trunkline for which the Company is receiving a fee from such Member, and (E) such Member has otherwise complied with this Section 3.3(f), then the Company and such Member (and other Person, as applicable) shall enter into a written agreement in substantially the form agreed to by the Company and the Members as of the date of this Agreement with respect to the utilization of the Company’s assets, with such substantive modifications and on such other terms and conditions as the Company (in each case, acting with the Unanimous Board Approval) and such Member may consent to, with each such consent not to be unreasonably withheld, conditioned or delayed, and such Member shall be permitted to pursue such Sole Risk Project and connect the applicable Sole Risk Project to assets of the Company in accordance with the terms and conditions of such agreement and this Article 3. The Member pursuing the Sole Risk Project will indemnify the Company and the other Members against all third party claims and related liabilities due to such Sole Risk Project. The Member pursuing the Sole Risk Project agrees to operate such Sole Risk Project, or cause such Sole Risk Project to be operated, in accordance with Prudent Industry Practices.

(iii)    Sole Risk Projects that Connect to the Company’s Water Lines. If the Water Services Agreement is executed by the Company and Gulfport or its Affiliates, and if and to the extent that any Company assets or properties are required in connection with any services provided by the Company in connection with a Sole Risk Project that involves the provision of Water Services and (A) either (1) the applicable Sole Risk Project does not require the Company to add any additional capacity to (or incur any expansion capital costs with respect to) the assets of the Company (or incur any maintenance capital costs with respect to assets serving only such Sole Risk Project) (for the avoidance of doubt, all parties to this Agreement agree that expansion capital costs and maintenance capital costs represent the universe of capital costs that may be incurred by the Company) or (2) the Member pursuing such Sole Risk Project (together with any Person with or through which such Member is pursuing such Sole Risk Project) agrees to bear 100% of any such costs and expenses, including those required to provide additional capacity, (B) the provision of the applicable assets and services of the Company with respect to such Sole Risk Project complies with all applicable laws and does not and will not violate or result in a breach of or default under (with or without notice or lapse of time) any existing contract or agreement to which the Company or its Affiliates are a party or by which any of their respective assets are bound, (C) the Member pursuing such Sole Risk Project (together with any Person with or through which such Member is pursuing such Sole Risk Project) agrees to bear 100% of (1) the costs associated with the interconnection of the applicable Sole Risk Project to the applicable assets of the Company and (2) any incremental taxes payable by the Company attributable to the Sole Risk Project and not reimbursed by the customer other than (x) income taxes payable on any service fees received by the Company attributable to such Sole Risk Project and (y) incremental taxes attributable to the use of any trunkline for which the Company is receiving a fee from such Member, and (D) such Member has otherwise complied with this Section 3.3(f), then the Company and such Member (and other Person, as applicable) shall enter into a written agreement in a form to be agreed by the Members after the date of this Agreement if the Company enters into the Water Services Agreement with Gulfport or its Affiliates, and such Member shall be permitted to pursue such Sole Risk Project and connect the applicable Sole Risk Project to assets of the Company in accordance with the terms of conditions of such agreements and this Article 3. The Member pursuing the Sole Risk Project will indemnify the Company and the other Members against all third party claims and related liabilities due to such Sole Risk Project. The Member pursuing the Sole Risk Project agrees to operate such Sole Risk Project, or cause such Sole Risk Project to be operated, in accordance with Prudent Industry Practices.
(iv)    Sole Risk Projects that Use the Company’s Real Property. If a Sole Risk Project undertaken in compliance with the express requirements of this Section 3.3 requires the non-exclusive use of real property assets owned or leased by the Company or in which the Company otherwise has an interest (in each case, other than interests, including real property rights, granted or otherwise arising under the Gathering Agreement), the Member pursuing such Sole Risk Project shall be entitled to use such real property assets without regard to the other conditions in this Section 3.3(f) so long as (A) such use does not adversely affect the current or contemplated operations of the Company in any material manner, (B) such use is permitted under all existing contracts and agreements relating to such real property assets, and (C) such Member pursuing such Sole Risk Project agrees in writing to indemnify the Company and the other members against all claims and liabilities resulting from the use of such real property assets. If the conditions set forth in this Section

3.3(f)(iv) are satisfied in full, then, subject to Section 6.12(d), to the extent necessary, the Company may enter into any reasonable and customary licensing, partial assignment, easement or other similar agreements with any non-Affiliates and in each case on an arms-length basis that are reasonably necessary to permit such use. A Member may delegate the rights set forth in this Section 3.3(f)(iv) to its Affiliate; provided that such Member also agrees to provide such indemnification.
(g)    Certain Transactions. Notwithstanding any provision of this Section 3.3 to the contrary, but without limitation of the proviso in the following sentence, at any time, the Rice Group or any of its Affiliates, on the one hand, or the Gulfport Group or any of its Affiliates, on the other hand, may acquire an interest in a Restricted Project as a result of any transaction involving existing assets or business that constitutes a Restricted Project and will have no obligation to offer such Restricted Project to the Company. In such case, (i) either the Rice Group or the Gulfport Group and their respective Affiliates, as the case may be, may continue such Restricted Project for themselves outside of the Company and shall indemnify the Company and the other Members from all claims and liabilities resulting from, caused by, arising out of, associated with or relating to such Restricted Project, and (ii) the Company and the other Members will (x) have no interest in such Restricted Project, (y) will be deemed to have released and waived any claims with respect to such Restricted Project as if it were a Renounced Business Opportunity subject to the provisions of Section 3.3(d) and (z) will have no obligation to fund any aspect of such Restricted Project; provided, that any Material Expansion after the date such acquisition closes will constitute a Restricted Project (solely with respect to such Material Expansion) that must be offered to the Company for consideration by the Managers.
ARTICLE 4
CAPITAL CONTRIBUTIONS,
CAPITAL ACCOUNTS AND INVESTMENT BALANCES
Section 4.1    Capital Contributions.
(a)    Initial Capital Contributions.
(i)    Gulfport and Rice each have made cash Capital Contributions to the Company in the amounts set forth opposite their respective names on Schedule 2, and each of Rice and Gulfport has contributed, or caused to be contributed or will contribute or cause to be contributed, the Rice Contributed Assets or the Gulfport Contributed Assets, as applicable, and the cash contributions contemplated by Section 4.1(a)(ii), as applicable, to the Company or its Subsidiaries in accordance with the Rice Contribution Agreement and the Gulfport Contribution Agreement (the Capital Contributions described in this Section 4.1(a)(i), each, an “Initial Capital Contribution”).
(ii)    Within ten (10) Business Days of the final determination of the value of Rice’s Initial Capital Contribution in connection with a Revised Allocation pursuant to Section 4 of the Rice Contribution Agreement, either (a) Gulfport shall make an additional cash Capital Contribution to the Company in the amount of one-third (1/3) of the increase to Rice’s Initial Capital Contribution (if the value of Rice’s Initial Capital Contribution increased) or (b) Rice shall make an additional cash Capital Contribution to the Company in the amount of the decrease to Rice’s Initial Capital Contribution (if the value of Rice’s Initial Capital Contribution decreased), and the Company shall update Schedule 2 to reflect such additional capital contributions by the Members.
(b)    Additional Capital Contributions. Each Member hereby agrees to make from time to time, in proportion to its respective Percentage Interest in the Company, additional cash Capital Contributions to the Company to fund, on an as needed basis, 100% of all capital required (i) by the applicable Approved Budget and any capital required in excess of an Approved Budget to satisfy expenditures that are authorized by this Agreement, including capital required in connection with an Emergency under Section 6.17 or a permitted variance from an Approved Budget that are permitted under Section 6.12(b), and (ii) Additional Projects, if any, approved under Section 6.12(h) pursuant to Section 3.3(f). Such Capital Contributions will be made by such Member pursuant to a Capital Call properly made by the Board or, if authorized, the Operator. Except when reasonably necessary to meet unexpected circumstances, the Company and the Operator will use commercially reasonable efforts to make only one Capital Call per calendar quarter, and neither the Board nor the Operator shall issue Capital Calls for amounts greater than reasonably expected to be used by the Company during the three month period following the issuance of such Capital Call. All such additional Capital Contributions shall be made in cash unless any such non-cash Capital Contributions are unanimously approved by the Board.
Section 4.2    Capital Contribution Defaults. If (i) a Member fails to make a Capital Contribution under Section 4.1(b) in response to a Capital Call validly and timely made hereunder on or before the date by which such additional Capital Contribution was required to be contributed pursuant to Section 4.1(b) (provided that such Member shall have an additional five (5) Business Days after first being notified (the date such notice is given, the “Default Notice Date”) of such Member’s failure to timely make all such Capital Contributions to cure such default by contributing such amounts) (a “Capital Call Default”), then such Member (and any of its Affiliates that are also Members (provided that if both Rice and RMP (or any of RMP’s Subsidiaries) are Members and either Rice or RMP (or its Subsidiaries) makes a Capital Call Default, then RMP (or its Subsidiaries) and Rice will not be considered to be Affiliates of one another for purposes of this Section 4.2)) will be considered to be in default (a “Defaulting Member”), but will remain fully obligated to contribute such capital to the Company. The Company (acting at the direction of the Managers designated by the non-defaulting Members) will be entitled to elect to pursue all remedies available at law or in equity against the Defaulting Member, including those specified in (a) below or the non-Defaulting Member(s) may elect to take the actions specified in (b) or (c) below:
(h)    the Company may take all actions, including court proceedings, as the non-defaulting Members may deem appropriate, to obtain payment by the Defaulting Member of the required amount of the Capital Contribution remaining unpaid, together with interest thereon at the Default Rate from the date that the required Capital Contribution was required to be contributed to the Company until the date it is so contributed, at the cost and expense of the Defaulting Member;
(i)    one or more non-defaulting Members may advance the portion of the Defaulting Member’s Capital Contribution that is in default, in accordance with such non-

defaulting Members’ respective Percentage Interests, and, at the option of such non-defaulting Members, the non-defaulting Members making such advance may be deemed to have made a loan to the Defaulting Member in the amount of the Capital Contribution so advanced, which loan will bear interest at the Default Rate from the date that such advance is made until the loan is repaid in full, and until such loan is repaid in full, such non-defaulting Members making such loan to the Defaulting Member will be entitled to receive all distributions of Available Cash that would otherwise be payable to the Defaulting Member hereunder, in accordance with such non-defaulting Members’ respective Percentage Interests. Any amount treated as being advanced by a non-defaulting Member to a Defaulting Member shall be deemed for all purposes of this Agreement (other than this Section 4.2(b)) to be contributed by the Defaulting Member to the Company as a Capital Contribution, and any distributions of Available Cash that would otherwise be made to Defaulting Members but are instead paid to the non-defaulting Members pursuant to this Section 4.2(b) shall be deemed for all purposes of this Agreement as having been made to the Defaulting Member and then paid by it to the non-defaulting Members; or
(j)    in the event that the non-defaulting Members (each an “Electing Non-Defaulting Member”) do not elect to treat their advance of the Defaulting Member’s Capital Contribution as a loan to the Defaulting Member, such advance shall instead be treated as an additional Capital Contribution by the Electing Non-Defaulting Members (a “Default Contribution”) in exchange for an increased Interest in the Company and the Percentage Interests of the Members shall be re-determined in accordance with provisions set forth in the definition of “Percentage Interest” in Section 1.1.
(k)    Notwithstanding anything to the contrary set forth in this Agreement (including, for the avoidance of doubt, the definition of “Unanimous Board Approval” and Section 6.12), for as long as a Defaulting Member is (i) obligated to contribute capital to the Company and has failed to contribute all such capital in accordance with a duly given Capital Call and (ii) the non-defaulting Members have contributed capital and elected to treat their advance of a Defaulting Member’s Capital Contribution as a loan to the Defaulting Member as permitted by Section 4.2(b), and in either case, sixty (60) days or more have passed since the Default Notice Date, then for so long as (but, only for so long as) either (x) such Defaulting Member fails to contribute such capital or (y) any amounts are owed by such Defaulting Member under Section 4.2(b) to such non-Defaulting Members following the expiration of such (60) day period, as applicable, such Defaulting Member may not be permitted to consent to, vote (directly or through its Managers, if applicable) or otherwise participate in or make any decisions with respect to any action or inaction to be taken by or on behalf of the Company, and the other Members shall have, to the extent applicable, the sole right to consent to, vote (directly or through their Managers) and otherwise participate in or make any decisions with respect to such action or inaction to be taken by or on behalf of the Company; provided that the Defaulting Member’s Managers, if any, shall still have the right to consent to any actions that may require such Managers’ approval if such default did not exist under Sections 6.12(d), 6.12(e), 6.12(r), 6.12(v), or 6.12(z).
Section 4.3    Member’s Interest. A Member’s Interest will for all purposes be personal property. Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, will be deemed to be owned by the Company as an entity, and no Member, Manager, Operator or officer of the Company will have any ownership interest in such Company assets.
Section 4.4    Status of Capital Contributions.
(a)    Except as otherwise provided in this Agreement, no Member, or the successor or assignee of a Member, may demand a return of its Capital Contributions, in whole or in part. An unrepaid Capital Contribution is not a liability of the Company or of any Member.
(b)    No Member or Affiliate of any Member will receive any interest, return, compensation or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise specifically provided in this Agreement.
(c)    Except as otherwise provided in this Agreement, no Member will be required to lend any funds or make any additional Capital Contributions to the Company. No Member will have any personal liability for the repayment of any other Member’s Capital Contributions or be required to contribute or lend any cash or property to the Company to enable the Company to repay any Member’s Capital Contributions.
Section 4.5    Capital Accounts.
(a)    A separate Capital Account will be established and maintained for each Member in accordance with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv). The original Capital Account established for any Member who acquires an Interest by virtue of a Transfer in accordance with the terms of this Agreement will be in the same amount as and will replace the Capital Account of the transferor of such Interest. To the extent such Member acquires less than all of the Interest of the transferor of the Interest so acquired by such Member, the original Capital Account of such Member and its Capital Contributions will be in proportion to the Interest it acquires, and the Capital Account of the transferor who retains an Interest will be reduced in proportion to the Interest it retains.
(b)    The Capital Account of each Member will be maintained in accordance with the following provisions:
(i)    to such Member’s Capital Account there will be credited such Member’s Capital Contributions, such Member’s distributive share of Profits, special allocations of income and gain, and the net amount of any Company liabilities that are assumed by such Member or that are secured by any Company assets distributed to such Member;
(ii)    to such Member’s Capital Account there will be debited the amount of cash and the Gross Asset Value of any Company assets distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses, special allocations of loss and deduction, and the net amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company;

(iii)    in determining the amount of any liability for purposes of this Section 4.5(b), there will be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations; and
(iv)    such Member’s Capital Account will be (x) decreased by the amount of any Default Penalty Amount determined with respect to such Member in its capacity as a Defaulting Member and (y) increased by the amount of any Default Penalty Amount determined with respect to such Member in its capacity as an Electing Non-Defaulting Member;
(v)    In the event an Interest is directly Transferred in accordance with Article 7, the transferee will succeed to the Capital Account of the transferor to the extent it relates to such Transferred interest.
Section 4.6    Capital Accounts Generally. The Members may not withdraw capital or receive any distributions, except as specifically provided in this Agreement. No interest shall be paid by the Company on any Capital Contributions.
ARTICLE 5
MEMBERS, MEETINGS AND AMENDMENTS
Section 5.1    Powers of Members; Limitations of Duties.
(l)    Except for the right to consent to or approve certain matters as expressly provided in this Agreement, the Members in their capacity as Members will not have any other power or authority to manage the business or affairs of the Company or to bind the Company or enter into agreements on behalf of the Company.
(m)    Any matter requiring the consent or approval of the Members pursuant to this Agreement may be taken without a meeting, without prior notice and without a vote, by a consent in writing, setting forth such consent or approval, and signed by Members holding Interests not less than the requisite Interests necessary to consent to or approve such action. Prompt notice of such consent or approval will be given by the Company to those Members who have not joined in such consent or approval, but not later than five Business Days after the effective date of such consent or approval.
(n)    To the fullest extent permitted by law and, notwithstanding any provision of this Agreement or any other document executed in connection with this Agreement (collectively, the “Transaction Documents”) to the contrary, no Member, in its capacity as a Member, nor any Board Designee of such Member, will have any duty, fiduciary or otherwise, to the Company or any other Member or other Board Designee or to any creditor of the Company (even if the Company is insolvent or near insolvency) in connection with the business and affairs of the Company or any consent or approval given or withheld pursuant to this Agreement or any other Transaction Document (and all such duties are hereby expressly eliminated). Each of the Company and the Members acknowledges and agrees that each Member, acting in its capacity as a Member, and any Board Designee of such Member, may decide or determine any matter subject to such Member’s or Board Designee’s approval pursuant to any provision of this Agreement in such Member’s or Board Designee’s sole and absolute discretion, it being the intent of all Members that (i) each Member has the right to make any such determination solely on the basis of its own interests and (ii) each Board Designee has the right to make any such determination solely on the basis of the interests of the Affiliated Member Group who designated such individual as a Manager. Each of the Company and the Members hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against any Member or any of its Affiliates (including any Board Designee) for or in connection with any such decision or determination, in each case whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement) or otherwise, are in each case expressly released and waived by the Company and each Member, to the fullest extent permitted by law, as a condition of, and as part of the consideration for, the execution of this Agreement and the incurring by the Members of the obligations provided in this Agreement; provided, however, that nothing contained herein will release or otherwise prevent the Company or any Member from (a) asserting a claim against any Member with respect to a violation of the implied contractual covenant of good faith and fair dealing implied by the Act, (b) asserting a Claim against any Board Designee for which such Board Designee may have liability to the Company or a Member under Section 6.5 based on such Board Designee’s fraud, bad faith or willful misconduct or (c) asserting a Claim against a Covered Person pursuant to Section 12.2 for which such Covered Person may have liability to the Company or another Covered Person under Section 12.2 based on such Covered Person’s fraud, bad faith or willful misconduct.
Section 5.2    No Resignation or Expulsion. A Member may not take any action to resign, withdraw or retire as a Member voluntarily, and a Member may not be expelled or otherwise removed involuntarily as a Member, prior to the dissolution and winding up of the Company, other than as a result of a Permitted Transfer of all of such Member’s Interests in accordance with Article 7 and each of the transferees of such Interests being admitted as a Substitute Member.
Section 5.3    Additional Members.
(d)    Subject to Section 7.7 and Section 6.12(aa), the Company is authorized to issue additional Interests and to admit any Person as an additional member of the Company (each, an “Additional Member” and collectively, the “Additional Members”). Each such Person receiving additional Interests will be admitted as an Additional Member at the time such Person (i) executes a counterpart signature page to this Agreement agreeing to be bound hereby and such other documents or instruments as may be required in the Board’s reasonable judgment to effect the admission, and (ii) is designated as a Member (with a corresponding Percentage Interest) on an amended or supplemental Schedule 2. Subject to Section 6.12(l), the Company may issue additional Interests or additional classes of membership interests to existing Members or to new or Additional Members in exchange for Capital Contributions, including cash, property or services or any combination thereof.
(e)    Additional Members will not be entitled to any retroactive allocation of the Company’s income, gains, losses, deductions, credits or other items; provided that subject to the restrictions of Section 706(d) of the Code, Additional Members will be entitled to their respective share of the Company’s income, gains, losses, deductions, credits and other items arising under contracts entered into before the effective date of the admission of any Additional Members to the extent that such income, gains, losses, deductions, credits and other items arise after such effective date. To the extent consistent with Section 706(d) of the Code and Treasury Regulations promulgated thereunder, the Company’s books may be closed at the time Additional Members are admitted (as though the Company’s tax year had ended) or the Company may credit to the Additional Members pro rata allocations of the Company’s income, gains, losses, deductions, credits and items for that portion of the Company’s Fiscal Year after the effective date of the admission of the Additional Members.
Section 5.4    Confidentiality Obligations of Members.
(c)    Each Member agrees that all Confidential Information will be kept confidential by the Member, will only be used for the purpose of reviewing and evaluating the performance of the Company and the Member’s Interest therein, and will not be disclosed in any manner, except to such of the Member’s Representatives who have a need to know such information and who agree to be, or are otherwise, bound by the Member’s obligations hereunder and except as otherwise expressly permitted in this Section 5.4. Each Member will be responsible for any breach of this Section 5.4 by itself or any of its Representatives and Specified Persons and will take reasonable steps to enforce (or assist the Company in enforcing) the provisions of this Section 5.4 (which may include, to the extent reasonably necessary, seeking injunctive relief or specific performance), and each Member covenants and agrees that it will promptly notify the Company and the other Members of any breach of this Section 5.4. Subject to Section 5.4(b), if a Member or any of its Representatives is requested or required by applicable law, rule or regulation, regulatory authority, subpoena, civil investigation, court order, demand or similar legal process to disclose any Confidential Information, the Member will, to the extent reasonably practicable and permitted by applicable law, provide the Company and the other Members with prompt written notice thereof and, if requested by the Company or the other Members in writing, will use reasonable efforts to resist disclosure, at the expense of the Company or the other Member or Members desiring to resist such disclosure, as the case may be. If, in the absence of a protective order or order to quash, such Member or any of its Representatives is, in the opinion of its legal counsel, legally required to disclose Confidential Information, then such Member or its Representatives may disclose only that portion of the Confidential Information legally required to be disclosed, without liability under this Section 5.4; provided that such Member or its Representative uses its reasonable efforts to cooperate with the Company or the other Member or Members desiring to resist such disclosure, and at such resisting person’s expense, to obtain reasonable assurance that confidential treatment will be accorded the portion of the Confidential Information so required to be disclosed. Each Member acknowledges and agrees that the Company and the other Members may be irreparably harmed by disclosure of the Confidential Information, that money damages would not be a sufficient remedy for any breach of this Section 5.4 by such Member or its Representatives and that, in addition to any other remedies available at law or in equity, specific performance and injunctive or other equitable remedies will be available to the Company and the Members as a remedy for any such breach, without the requirement of posting bond or other security. The Company and the other Members will be entitled to recover their costs and expenses, including reasonable attorneys’ fees, incurred in connection with any successful action brought by them to enforce the terms of this Agreement. With respect to Confidential Information that is subject to confidentiality agreements under any third party confidentiality agreements, each Member covenants and agrees to, and will cause its Representatives to, treat such Confidential Information confidentially in accordance with, and to comply with the terms of, the confidentiality provisions contained in those third party confidentiality agreements that have been disclosed to such Member, including, any provisions thereof that impose more stringent or additional obligations than those set forth in this Section 5.4 (provided such has been disclosed to such Member). The obligations and benefits of a Member pursuant to this Section 5.4 will continue following the time such Person ceases to be a Member. Except as set forth in the previous sentence, all covenants made in this Section 5.4 by a Member are for the sole benefit of the Company and the other Members and there will be no third party beneficiaries of any of such covenants.
(d)    Notwithstanding anything to the contrary in this Agreement, each Member or its Affiliates may disclose any information about the Company, including any Confidential Information, without any liability to the Company or to any other Member or to their respective Affiliates and without any notice to the Company or any Member, to the extent that such disclosing Member or its Affiliates believes that such disclosure is necessary to satisfy its public disclosure obligations under the Securities Act, the Exchange Act, the rules of any stock exchange, or any similar public disclosure obligations. Additionally, each Member may disclose any information about the Company to a bona fide prospective purchaser of any Interests (whether directly or indirectly) of such disclosing Member or its Affiliates and to the Affiliates, directors, officers, managers, employees, members, partners, agents and authorized representatives (including attorneys, accountants, consultants, bankers, lenders and financial advisers) (collectively, the “Specified Persons”) of such prospective purchasers who have a need to know such information and who agree to be, or are otherwise, bound by such disclosing Member’s obligations hereunder; provided that prior to any such disclosure, such prospective purchaser has become bound by a customary confidentiality agreement and agrees therein (x) to use such information solely for the purposes relating to evaluating a potential acquisition of Interests and (y) that the Company acting at the direction of the non-Disclosing Member (notwithstanding anything to the contrary in this Agreement) shall be permitted to enforce the terms of such confidentiality agreement against such prospective purchaser as a third party beneficiary. In addition, the Members will reasonably cooperate to minimize the number of prospective purchasers with access to information that any Member reasonably and in good faith deems highly confidential, including withholding such information until the final round of any auction or similar sales process.
Section 5.5    Initial Budget. By execution of this Agreement, the Members hereby approve and consent to the initial budget for calendar years 2015, 2016 and 2017 dated as of the date of this Agreement and initialed by representatives of each Member (the “Initial Budget”) and acknowledge and agree that such Initial Budget is deemed to be an Approved Budget for all purposes of this Agreement.
Section 5.6    Registration Rights. If the Board, subject to Section 6.12(s), determines to effect a Qualified Public Offering, each of the Members will be granted customary registration rights, including piggyback registration rights, with respect to such Qualified Public Offering.

ARTICLE 6
MANAGEMENT
Section 6.1    Management under Direction of the Board. Except as otherwise expressly provided in this Agreement or required under the Act, the business and affairs of the Company will be managed by a board of managers (the “Board” and each member of the Board, a “Manager”), and the Board will have full and complete power and authority to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incidental to the management of the Company’s business. It is acknowledged and agreed that the Board (a) has delegated, to the extent provided for in this Agreement, or may in the future permanently delegate, its power and authority to officers, employees, agents and representatives of the Company in accordance with Section 6.10 or other provisions of this Agreement and (b) has delegated certain of its power and authority to the Operator in accordance with Section 6.11 or other provisions of this Agreement. Without limiting the generality of the foregoing, Unanimous Board Approval will be required for those matters set forth in Section 6.12 and such other matters as expressly require Unanimous Board Approval elsewhere in this Agreement.
Section 6.2    Number, Tenure and Qualifications.
(a)    Board Composition. The Board will initially be comprised of five Managers, three of whom shall be designated by Rice and two of whom shall be designated by Gulfport. The initial Managers of the Company will be Ty Peck, Paul Heerwagen, Gray Lisenby, Rob Wingo and Will Jordan. A Member (together with its Affiliates) is entitled to designate one Manager for each 20% Interest of the outstanding Interests that such Member (and its Affiliates) holds; provided that for as long as GPOR and/or its Affiliates hold a Percentage Interest of at least 20%, then GPOR (together with its Affiliates) shall be entitled to designate two Managers to the Board. For the avoidance of doubt and by way of example, if Gulfport Transferred all of its initial 25% Interest to an Independent Third Party and Rice continued to hold the remaining 75% Interest, then after such Transfer the Board would be composed of four Managers with such Independent Third Party having the right to designate one of such Managers and Rice having the right to designate the remaining three Managers.
(b)    Any Managers designated in accordance with this Section will be immediately removed from the Board at such time that the Member that designated such Managers (together with its Affiliates) ceases to hold a Percentage Interest of least 20%; provided, that Rice and Gulfport shall each be entitled to designate an observer to the Board (a “Board Observer”) as long as the applicable Member (together with its Affiliates) holds a Percentage Interest of less than 20% but more than 10%. Any such Board Observer shall have the right (i) to receive notice of, attend and speak at meetings of the Board and (ii) to receive all notices of actions to be taken, and actually taken, by written consent of the Board in accordance with Section 6.3(d), in each case as if such Board Observer were a Manager; provided, however, that the Board Observer will not have the power to vote or consent to any matter presented to the Board, to take any action proposed to be taken by the Board or to otherwise participate in the management of or direct the actions of the

Company; and provided further that the attendance of the Board Observer is not required to hold any meeting of the Board.
(c)    A Manager need not be a resident of the State of Delaware. Once an individual is properly designated as a Manager, such individual will continue to serve as a Manager until the designating Member designates a successor Manager, such Manager is removed pursuant to Section 6.2(b) or Section 6.9 or until the earlier of such Manager’s material disability, death, or resignation or such designating Member’s withdrawal as a Member.
Section 6.3    Votes per Manager; Quorum; Required Vote for Board Action; Meetings of the Board.
(e)    Each Manager will have one vote; provided that if one or more managers is not present at a meeting of the Board of Managers, then any other Manager that was designated by the same Member Affiliated Group that is present at such meeting will have the right to direct the vote of each such absent Manager on all matters submitted to the Board for approval in addition to such present Manager’s own vote. Except as provided below, Managers comprising at least a majority of the total number of Managers entitled to be designated in accordance with Section 6.2 will constitute a quorum for the transaction of business at a meeting of the Board. Except as otherwise expressly provided in this Agreement, any action or event will be deemed approved by the Board of Managers if Managers comprising at least a majority of the total number of Managers then entitled to be designated at the time of such approval in accordance with Section 6.2 vote in favor of or approve such action or event at a meeting at which a quorum is present.
(f)    Except as otherwise required by applicable law, the Board may hold meetings in such place or places, within or outside of the State of Delaware, as the Board may determine from time to time. Business will be conducted at such meetings in such order as the Board will determine from time to time.
(g)    Regular meetings of the Board will be held at least quarterly (unless otherwise unanimously agreed by the Managers) and at such times and places as will be designated from time to time by the Board. Notice of such regular meetings will not be required if held at the times and places as previously determined by the Board and provided to each Manager. Special meetings of the Board may be called by any Manager upon at least two Business Days’ prior notice and which notice must include dial-in or other information so as to permit each Manager to participate in such meeting by telephone conference or other electronic means. Such notice must state the purpose of such meeting.
(h)    Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by a majority of the Managers then entitled to be designated in accordance with Section 6.2 or such greater number of Managers as may be required pursuant to Section 6.12; provided, that all Managers entitled to vote thereon shall receive written notice of all actions to be taken, and actually taken, by written consent of the Board in accordance herewith.

(i)    Members of the Board may participate in any meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in such a meeting shall constitute presence in person at such meeting, except as provided in Section 6.3(f).
(j)    Attendance of a Manager at any meeting of the Board (including by telephone) will constitute a waiver of notice of such meeting, except where such Manager attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened and notifies the other Managers at such meeting of such purpose.
Section 6.4    Power to Bind Company. Unless authorized to do so by this Agreement or by the Board (and then solely in such Person’s capacity as a Member or, if applicable, the Operator), no Member of the Company will have any power or authority to bind the Company in any way, to pledge the Company’s credit or to render it liable pecuniarily for any purpose. However, a Person may act by a duly authorized attorney-in-fact executed in writing by the Board.
Section 6.5    Liability for Certain Acts. No Manager or officer of the Company (solely in such individual’s capacity as a Manager or officer of the Company) or the Operator, nor any of their Affiliates or their respective successors or assigns, will be liable to the Company or to any Member for any claims, losses, expenses, costs, obligations, liabilities, actions, suits, proceedings, judgments, or settlements (including attorneys’ fees) (whether civil, criminal, administrative or investigative) (collectively, “Claims”) arising or resulting from or relating to the performance of any of such Manager’s, officer’s or Operator’s obligations or duties under this Agreement in its capacity as Manager, officer or Operator, or otherwise attributable to any breach of duty owed by such Manager, officer or Operator (by virtue of being a Manager, officer or Operator) to the Company or the Members (in their capacity as Members), except to the extent such Claims or breach of duty is based upon such person’s fraud, bad faith or willful misconduct as established by a non-appealable court order, judgment, decree or decision by a court of competent jurisdiction. Without limiting the generality of the foregoing, the doing of any act or the failure to do any act by any Manager, officer or Operator, which will not constitute fraud, bad faith or willful misconduct (as established by a non-appealable court order, judgment, decree or decision by a court of competent jurisdiction), the effect of which may cause or result in loss or damage to the Company, will not subject any Manager, officer or Operator to any liability. Each Manager, officer or Operator will be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters such Manager, officer or Operator reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid. The Managers, officers and Operator do not, in any way, guarantee the return of the Members’ Capital Contributions or a profit for the Members from the operations of the Company. No Manager, officer or Operator will be responsible to any Members because of a loss of their investments or a loss in operations, unless the loss has been the result of fraud, bad faith or willful misconduct established as set forth in this Section 6.5.

Section 6.6    Manager Has No Exclusive Duty to Company. A Manager will not be required to manage the Company as the Manager’s sole and exclusive occupation, and a Manager may have other business interests and may engage in other investments, occupations and activities in addition to those relating to the Company. Neither the Company nor any Member will have any right, by virtue of this Agreement, to share or participate in such other investments or activities of a Manager or to the income or proceeds derived therefrom.
Section 6.7    Resignation and Withdrawal. A Manager may resign from the position of Manager at any time by giving written notice to the Members of the Company. The resignation of a Manager will take effect upon receipt of notice thereof or at such later time as will be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation will not be necessary to make it effective. Upon the withdrawal of a Manager, such Manager will be treated as having resigned as of the date of withdrawal and will automatically cease to be a Manager as of the date of such withdrawal. Except in the case of resignation by reason of withdrawal, the resignation of a Manager who is also a Member pursuant to this Section 6.7 will not affect such Manager’s rights as a Member and will not constitute a withdrawal of such Member.
Section 6.8    Removal. Subject to Section 6.2(b), a Manager may only be removed by the consent of the Member or Members then entitled to designate such Manager in accordance with Section 6.2. The removal of a Manager who is also a Member will not affect such Manager’s rights as a Member and will not constitute a withdrawal of such Member.
Section 6.9    Vacancies. Any vacancy in the position of a Manager that is created by the withdrawal, death, resignation or removal of a Manager or by the creation of a new Manager position pursuant to Section 6.2(b) will be filled only by consent of the Member or Members then entitled to designate such Manager in accordance with Section 6.2. A Manager elected to fill a vacancy will hold office until a successor will be elected and will qualify, or until the Manager’s earlier death, resignation, withdrawal or removal.
Section 6.10    Delegation of Authority; Officers. The Board will have the power to elect, delegate authority to, and remove such officers, employees, agents and representatives of the Company as the Board may from time to time deem appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required for the Board to approve such action directly. The salaries of all officers, employees and agents of the Company will be fixed by the Board in accordance with the Approved Budget. As of the date of this Agreement, the Company’s officers, and the office(s) held by such individuals, are as set forth on Schedule 4. Unless the Board determines otherwise, if an officer’s title is one commonly used for an officer of a business corporation, the assignment of such title shall constitute the delegation to such officer of the authority that is normally associated with that office, subject to the limitations set forth in this Agreement as to matters that require approval of the Board (including Unanimous Board Approval) or the approval of any Member or Members.
Section 6.11    Designation of Operator; Services Agreement.
(a)    The Company hereby designates Strike Force Midstream Holdings LLC as the “Operator” of the Company. The Operator will be responsible for, will make all decisions regarding and will have full power and authority, to manage the day-to-day operations of the Company’s business and to carry out the Company’s business in accordance with the Approved Budget, including, but not limited to, the development, construction and operation of the Company’s facilities and business development activities and the oversight of legal, accounting, back office, treasury, marketing, risk management, project management, health, safety and environmental, information technology, vehicle, fuel, human resources, credit, payroll, internal audit, tax, engineering, construction, operations, management and maintenance services provided to the Company by the Operator pursuant to the Services Agreement (provided that in exercising such power and authority, if the Operator desires to take, or to cause the Company to take, any action that specifically requires: (i) Unanimous Board Approval pursuant to Section 6.12 or any other provision of this Agreement or (ii) the approval of any Member or Members pursuant to any provision of this Agreement, such action may not be taken without first obtaining each such required approval). The appointment of Strike Force Midstream Holdings LLC as the Operator will be exclusive to Rice; provided that if an Affiliate of Rice is the Operator and any Interest is Transferred to RMP or its Subsidiaries, then RMP shall have the right to designate itself or one of its Affiliates as the Operator notwithstanding any other provision in this Agreement or the Services Agreement. Subject to obtaining the approvals required by Section 6.12, the Operator will have the power and authority to execute contracts for or on behalf of the Company, and to take such other actions, and to direct the officers of the Company to do any of the foregoing, for or on behalf of the Company as the Operator may deem necessary, appropriate or advisable in connection with the power and authority delegated to the Operator pursuant to this Section 6.11(a). The Operator will operate the Company in accordance with Prudent Industry Practices, subject to the limitations on the power and authority granted to the Operator.
(b)    A member of the Rice Group will serve as Operator for as long as the members of the Rice Group collectively own a Percentage Interest of at least 20% and, during such time, the Operator may not be involuntarily removed from such position except as set forth below; provided, that if such Operator is involuntarily removed from such position as set forth below, then the new Operator appointed pursuant to Section 6.12(o) will not be required to be a member of the Rice Group regardless of the Percentage Interest then owned by the Rice Group. If at any time the members of the Rice Group fail to collectively own a Percentage Interest of at least 20%, then a new Operator will be appointed pursuant to Section 6.12(o) and sixty (60) days’ prior written notice to the Operator, with any such appointment being subject to such terms and conditions as the Board approval so designating such new Operator specifies in connection with such appointment. The Operator may be removed by any Member if (i) the Operator commits a material breach of this Agreement and (A) has failed to cure such breach within thirty (30) days after receipt of written notice of such breach or, (B) if such breach is capable of cure but has not been cured within thirty (30) days despite diligent efforts by the Operator, the Operator has failed to cure such breach within ninety (90) days after receipt of written notice of such breach (which ninety (90) day period will be calculated to include the initial thirty (30) day cure period set forth in the preceding clause (A)) so long as the Operator continues to work diligently to cure such breach during such period or (ii) engages in any acts involving fraud, bad faith or willful misconduct, as established by a non-appealable court order, judgment, decree or decision. If the Operator is so removed, then a new Operator will be appointed pursuant to Section 6.12(o), with any such appointment being subject to such terms and conditions as the Board approval so designating such new Operator specifies in connection with such appointment.
(c)    The power and authority delegated to the Operator pursuant to Section 6.11(a) specifically includes the ability to undertake or perform (or cause to be undertaken or performed) the following services and activities for or on behalf of the Company (provided, that any such service or activity that specifically requires: (A) Unanimous Board Approval pursuant to Section 6.12 or any other provision of this Agreement or (B) the approval of any or Members pursuant to any provision of this Agreement, will not be so undertaken or performed by the Operator without first obtaining each such required approval):
(i)    investigation, analysis and selection of acquisition and business development opportunities;
(ii)    with respect to prospective acquisitions or dispositions by the Company, conducting negotiations with sellers and purchasers and their respective agents, representatives and advisors (including investment bankers);
(iii)    administering the day-to-day operations of the Company and performing and supervising the performance of such other administrative functions as the Operator may deem necessary, appropriate or advisable in the management of the Company, including the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;
(iv)    monitoring the operating performance of the Company’s assets and providing periodic reports with respect thereto to the Board, including comparative information with respect to such operating and performance and budgeted or projected operating results;
(v)    assisting the Company to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and compliance procedures;
(vi)    causing the Company to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;
(vii)    negotiating, executing, amending and terminating the Company’s agreements, managing and administering the Company’s rights and obligations under all agreements to which the Company is a party or by which the Company is bound and monitoring compliance by the Company and by such counterparties to such agreements with the terms and conditions thereof;
(viii)    taking all necessary actions to enable the Company to make required tax filings and reports in a timely manner;

(ix)    handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations;
(x)    purchasing, selling, leasing, operating and maintaining the Company’s assets;
(xi)    establishing and maintaining the Company’s bank accounts and banking arrangements, and to the extent of funds available, reinvesting Company funds as the Operator may deem appropriate and consistent with Rice’s practices and the Annual Budget;
(xii)    issuing Capital Calls pursuant to and in accordance with this Agreement;
(xiii)    performing such other services as may be required from time to time for management and other activities relating to the assets of the Company as the Board may reasonably request or the Operator may deem necessary, appropriate or advisable under the particular circumstances; and
(xiv)    using commercially reasonable efforts to cause the Company to comply with all applicable laws.
(d)    As of the date of this Agreement, the Company will execute the Services Agreement with the Operator, which is hereby approved by the Members. The Operator will receive the fees and reimbursement for its services as set forth in the Services Agreement. The Company and the Members hereby acknowledge and agree that the liability of the Operator to the Company and the Members, and the Operator’s obligation to satisfy any claim for indemnification in connection with any such liability, will be limited in the manner and to the extent set forth in the Services Agreement, and the Members hereby consent to, approve, and agree to be bound by the terms thereof with regard to such limitations of the liability of the Operator to the Company and the Members, in the same manner and to the same extent as though such provisions were set forth in this Agreement. Following the termination of the Services Agreement, the Board may cause the Company to enter into a new services agreement subject to Section 6.12(f).
Section 6.12    Unanimous Board Approval. Notwithstanding any other provision of this Agreement or the Services Agreement to the contrary, but subject to Sections 4.2, 6.16 and 6.17, unless Unanimous Board Approval has first been obtained, neither the Company nor any Subsidiary may undertake (and the Operator may not undertake or cause the Company or any Subsidiary to undertake) any of the following matters (it being understood that, for the purposes of this Section 6.12, the Company shall include the Company and any of its Subsidiaries):
(a)    Adopt any Proposed Budgets for the Company, other than the Initial Budget, which is hereby deemed to be approved upon the execution of this Agreement;

(b)    Make expenditures during any fiscal quarter in excess of ten percent (10%) of the aggregate operating expenditures or aggregate capital expenditures (as applicable) budgeted for such quarter specified in the applicable Approved Budget; provided that, (i) Unanimous Board Approval shall not be required to the extent that the deviation results from a change in the timing of the incurrence of operating expenditures or capital expenditures that are otherwise included within the Approved Budget, (ii) in any case, an Additional Project, operation, venture, agreement or activity that has received Unanimous Board Approval will automatically be incorporated within the Approved Budget and any changes or deviations required to incorporate such Project, operation, venture, agreement or activity into the then current Approved Budget will not require any additional Unanimous Board Approval; provided, further, that any additional changes or deviations associated with such Additional Project, operation, venture, agreement or activity will be subject to Unanimous Board Approval to the extent required pursuant to this Section 6.12(b);
(c)    Undertake the acquisition or disposition (whether by sale, lease, exchange, transfer, disposal, surrender or other similar transaction) of any assets that consist of either an installed pipeline or an Existing Business, but excluding any materials, equipment or land associated with either a Restricted Project or an Additional Project that has been approved by the Board, unless such materials, equipment or land are being acquired or disposed of in connection with the acquisition or disposition of an installed pipeline or Existing Business;
(d)    Enter into transactions or agreements (including amendments, terminations and renewals thereof) between the Company on the one hand, and a Member or an Affiliate of a Member, on the other hand, unless such transaction or agreement (including amendments, terminations and renewals thereof) (i)  has been approved by a majority of the Managers designated by Members that are not a party to, or Affiliates of a party to, such transaction or agreement, (ii) is entered into in the ordinary course of business on an arm's length basis; provided that the annual consideration paid or received by the Company for all such transactions or agreements is not in excess of five million dollars ($5,000,000) and the other Members are given prior notice of each such transaction involving payments to or from the Company in excess of five hundred thousand dollars ($500,000), or (iii) is an agreement entered into with the Company in connection with the pursuit of a Sole Risk Project by a Member or its Affiliates pursuant to Section 3.3(f)(ii) or (f)(iii); provided, that, notwithstanding the foregoing or anything herein to the contrary, any agreement entered into with the Company in connection with the pursuit of a Sole Risk Project by a Member or its Affiliates pursuant to Section 3.3(f)(iv) shall require Unanimous Board Approval, such Unanimous Board Approval not to be unreasonably withheld, conditioned or delayed.
(e)    Any amendments to this Agreement, the Certificate or similar organizational documents of any Subsidiary of the Company;
(f)    Any amendments to the Services Agreement (including any changes to the G&A Fee pursuant to Section 2.2(b) (or any successor provision thereof) of the Services Agreement) or entry into a new services agreement;
(g)    Request “Additional Services” as defined in the Services Agreement by the Company under the Services Agreement;

(h)    Undertake any Restricted Project or Additional Project;
(i)    Make any distributions other than distributions of Available Cash pursuant to Section 8.1, including distributions in-kind of any assets of the Company pursuant to Section 13.7;
(j)    Determine the amount of cash reserves to be deducted in calculating Available Cash; provided that if such reserves are not agreed to by Unanimous Board Approval then all Available Cash (without the inclusion of any cash reserves in calculating Available Cash) will be distributed in accordance with this Agreement;
(k)    The incurrence of any Debt and the granting of any Liens on the Company’s Property (other than Permitted Liens) that are not contemplated in an Approved Budget; provided, that the Company may incur without Unanimous Board Approval, ordinary course trade debt (and any Liens associated therewith) for any and all expenditures in an Approved Budget or any deviations therefrom that do not require Unanimous Board Approval pursuant to this Section 6.12 (and no reference or provision for, or description of the terms of, such trade debt or associated Liens shall be required in the Approved Budget);
(l)    Any efforts by the Company to raise additional capital or issue additional Interests or options to acquire Interests or any equity interests or options to acquire equity interests in any of the Company’s Subsidiaries;
(m)    Any repurchase by the Company of Interests in the Company or any equity interests in any of its Subsidiaries;
(n)    Any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement, or other interest, currency or commodity hedging arrangement entered into by the Company, including any forward sales, calls, puts, swaps and other derivative transactions, whether financially or physically settled;
(o)    Subject to Section 6.11, designating a new Operator of the Company;
(p)    Any commencement or settlement of any litigation, investigation, proceeding or governmental or regulatory action, except in each case (i) to the extent that the amount in controversy, or the amount of such settlement, as applicable, is five hundred thousand dollars ($500,000) or less or (ii) such dispute or proceeding is with any of the Members or their Affiliates (in which case the Member that is not a party to such dispute or proceeding or whose Affiliate(s) are not a party to such dispute or proceeding shall make the decisions with respect to the commencement or settlement; provided that if any such Member commences such a dispute or proceeding and the Company does not prevail, then such Member shall promptly reimburse the Company for all of the Company’s reasonable, out-of-pocket costs and expenses incurred in connection with such dispute or proceeding);

(q)    Make loans or advancing payments to (i) Third Parties, other than in the ordinary course of business (including payments constituting ordinary course trade deposits or payments made in satisfaction of accounts payable) or (ii) the Members;
(r)    Any change in the Primary Business or the Purpose of the Company;
(s)    Undertake the registration of any equity or debt securities of the Company or its Subsidiaries under applicable United States federal or foreign securities laws or any public offering of equity or debt securities of the Company or its Subsidiaries (including any Qualified Public Offering).
(t)    Hiring any employees of the Company, accepting secondments of employees or naming officers of the Company;
(u)    The formation and selection of names (including trade names) of any Subsidiary of the Company;
(v)    The adoption of any voluntary change in the tax classification for federal income tax purposes of the Company or any of its Subsidiaries;
(w)    The sale, exchange or other disposition of all, or substantially all, of the Company’s assets in one transaction or a series of related transactions;
(x)    Any merger with, business combination or similar consolidation of the Company with any other entity;
(y)    The designation of a contract as an Approved Contract for the purposes of this Agreement;
(z)    The designation of a Person as being either within or without the scope of the defined terms Gulfport Group, Rice Group or Affiliated Member Group, as applicable;
(aa)    The admission of additional Members to the Company;
(bb)    Any declaration of bankruptcy, or the filing of a petition, or seeking protection, under any federal or state bankruptcy, insolvency or reorganization law;
(cc)    The dissolution of the Company or the voluntary liquidation of the Company’s assets; and
(dd)    Entering into any agreement to effect the foregoing.
Notwithstanding the foregoing, the (i) performance of any Approved Contract or (ii) entry into, performance of, amendment of or termination of any other contract or other transaction that is part of or contemplated within any Approved Budget, shall not require further Board approval as long as the terms of such arrangement are consistent with the terms of any Approved Contract or approved in such Approved Budget, as applicable.

Section 6.13    Reliance by Third Parties. Any Person dealing with the Company, a Manager or the Operator may rely upon a certificate signed by a Manager, the Operator or an appropriate officer as to:
(a)    the identity of the Managers;
(b)    the existence or non‑existence of any fact or facts which constitute a condition precedent to acts by the Board or in any other manner germane to the affairs of the Company;
(c)    the Persons who are authorized to execute and deliver any instrument or document of or on behalf of the Company; and
(d)    any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.
Section 6.14    Fees and Expenses of the Managers. Managers will not be entitled to any fees for serving as Managers. A Manager will be entitled to reimbursement for all reasonable out-of-pocket costs and expenses incurred by such Manager in the capacity as a Manager.
Section 6.15    Budgets. By November 15th of each calendar year (beginning November 15, 2017 for calendar year 2018), the Operator will prepare and submit the following budgets and forecasts for the upcoming year (to the extent such budgets or forecasts are applicable to such upcoming year) to the Board for approval in accordance with Section 6.12(a):
(a)    (i) an operating expenditure oversight budget, which will consist of the operating expenditure budget broken down by general categories of expenses for categories exceeding an aggregate annual amount of two million five hundred thousand dollars ($2,500,000) each; (ii) a capital expenditure budget which will include, to the extent applicable, maintenance capital expenditures and growth capital expenditures broken down by general categories of expenses for categories exceeding an aggregate annual amount of five million dollars ($5,000,000); (iii) a cost of goods sold budget or forecast; (iv) a volume budget or forecast; (v) a revenue budget or forecast; and (vi) a forecast of distributions or capital contributions (collectively, the “Proposed Budget”).
(b)    The Proposed Budget must be approved by the Board pursuant to Section 6.12(a) by January 30th of the calendar year to which the Proposed Budget relates. Any rejection of the Proposed Budget in whole or in part must be made in good faith, based on commercially reasonable standards and submitted in writing to the Board and the Operator and must describe proposed modifications in reasonable detail (a “Budget Rejection Notice”). If a Budget Rejection Notice is not received by January 30th of the calendar year to which the Proposed Budget relates, then the Proposed Budget will be deemed to be approved by the Board acting with Unanimous Board Approval in all respects. If a Budget Rejection Notice is received by such date, the Operator and the Board will work together in good faith to promptly resolve the issues identified in a mutually agreeable manner. If the Proposed Budget is not approved, or in the event of a dispute if such dispute is not resolved, prior to the commencement of the calendar year to which the Proposed

Budget relates, then all operating expense and maintenance capital expenditure items in the Approved Budget for the prior calendar year shall be increased by the greater of (i) the amount necessary for the Company to perform all of its obligations for such calendar year under each Approved Contract and (ii) the percentage increase in the CP Index since the first day of the previous calendar year, and such budget (as so increased) will be in effect until the Proposed Budget is approved or any such dispute is resolved, it being understood that, with respect to any growth capital expenditure items, (a) only specific multi-year growth capital expenditures previously approved by the Board pursuant to Section 6.12(a) and specifically applicable to the calendar year to which the Proposed Budget relates shall be included and (b) no other growth capital expenditures shall be included whether such growth capital expenditures relate to (A) new projects that have not been previously approved by the Board pursuant to Section 6.12(a) or (B) multi-year growth capital expenditures previously approved by the Board pursuant to Section 6.12(a) but inapplicable to the calendar year to which the Proposed Budget relates. A Proposed Budget as approved, or as deemed approved, by the Board in accordance with Section 6.12(a), and as modified from time to time in accordance with this Section 6.15(b), is referred to in this Agreement as an “Approved Budget.” For the avoidance of doubt, the Initial Budget will be considered an Approved Budget for all purposes of this Agreement.
(c)    Subject to this clause (c), the Operator will update the Approved Budget from time to time to reflect amendments or modifications that the Operator deems necessary or appropriate, and will promptly provide such updates to the Board; provided that any deviations which require Unanimous Board Approval in accordance with Section 6.12(b) will not become part of the Approved Budget unless approved by the Board in accordance therewith.
Section 6.16    Board Deadlocks.
(a)    If the Board has not unanimously agreed on an action (including a Proposed Budget) that requires Unanimous Board Approval when properly submitted to it for a vote (a “Business Dispute”), then the Managers will consult and negotiate with each other in good faith to find a solution that would be approved by the Board. If the Managers do not reach such a solution within ten (10) Business Days from the date the disagreement occurred, then either of Gulfport or Rice may give notice to the other Member that the Board’s failure to approve such action will, in such Member’s good faith judgment, materially and adversely affect the Company (a “Business Dispute Notice”).
(b)    Within five (5) Business Days after the delivery of a Business Dispute Notice, the Business Dispute will be referred by the Managers to the Chief Executive Officer of each of Gulfport’s and Rice’s respective ultimate parent entities (each, a “Parent Executive”) in an attempt to reach resolution. The Parent Executives will consult and negotiate with each other in good faith and, if they are unable to agree within thirty (30) days of the date of delivery of the Business Dispute Notice, then they will adjourn such attempts for a further period of five (5) Business Days during which the Parent Executives will not be obligated to consult with each other. On the first Business Day following such period, the Parent Executives may consult with each other again in an effort to resolve the Business Dispute. If the Parent Executives are unable to resolve the Business Dispute, then the Board will be deemed to not have approved the relevant action.

(c)    In the event that (i) a transferee of Gulfport’s Interest that is not a member of the Gulfport Group has the right to designate one or more Managers and (ii) a dispute for which a Business Dispute Notice has been delivered has not been resolved under Section 6.16(b) above within thirty (30) days of the date of such Business Dispute Notice, then either such transferee or Rice may elect to submit the dispute to binding arbitration pursuant to this Section 6.16(c). The transferee and Rice may agree to engage any Person to serve as the arbitrator with respect to any particular dispute, including any accountant, banker, business person or industry expert, which arbitrator will issue a final binding determination on the dispute within thirty (30) days of being so engaged. If the transferee and Rice do not so agree, then either may refer the dispute to binding arbitration to be administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules (the “Rules”). The “Arbitration Panel” will consist of three members. Each of Gulfport and Rice will elect a single member of the Arbitration Panel. The third member of the Arbitration Panel will be chosen by the appointed members and will act as chairperson of the Arbitration Panel. Should any arbitrator fail to be appointed in accordance with the foregoing, then such arbitrator will be appointed by the AAA in accordance with the Rules. The arbitration will be held in Houston, Texas, and the proceeding will be conducted and concluded as soon as reasonably practicable, based upon the schedule established by the Arbitration Panel, but in any event the decision of the Arbitration Panel will be rendered within thirty (30) days following the selection of the chairperson of the Arbitration Panel. The decision of any arbitrator mutually agreed to by the parties or the Arbitration Panel will be final and binding upon the Company and the Members, and if the proposed action is approved by such Person, it will be considered as having received Unanimous Board Approval for all purposes under this Agreement. Each Member will bear its own expenses relating to the arbitration, including its attorneys’ fees and the fees and expenses of the arbitrator such Member voted to appoint. The Company will pay the fees and expenses of the member of the arbitrator or member of the Arbitration Panel not appointed by a Member. This Section 6.16(c) shall not apply to any Business Dispute arising during any period when any member of the Gulfport Group has the right to designate one or more Managers.
Section 6.17    Emergencies. In the event of an Emergency, notwithstanding anything to the contrary in this Agreement (but subject to Section 6.12(b) and 6.12(d)), the Operator is authorized to (a) make all notifications required under law to the appropriate governmental entities, (b) implement Emergency response and mitigation measures as are required by law or are otherwise deemed advisable by the Board or the Operator to respond to or mitigate the Emergency, (c) commence any required remediation, maintenance or repair work necessary (i) for the assets and properties of the Company to operate safely (or be restored to safe operation) and in compliance with law, (ii) for the Company to be in compliance with all laws and/or (iii) to otherwise mitigate damage resulting from the Emergency. The Operator shall as promptly as reasonably possible notify the Members in writing upon the occurrence of any Emergency and shall keep the Members reasonably informed as to the status thereof.

ARTICLE 7
ASSIGNABILITY OF MEMBER INTERESTS
Section 7.1    Prohibition on Transfers during Project Period.
(f)    Prior to date that is eighteen (18) months from the date of this Agreement (the “Project Period”), no Member may, and no Member shall permit its Affiliates to, directly or indirectly, Transfer its Interest or any portion thereof without the prior written consent of the other Members, except for Permitted Transfers. For purposes of this Agreement, “Permitted Transfers” will include the following:
(i)    a Transfer by Rice of its Interest to a direct or indirect wholly-owned Subsidiary of Rice Energy Inc. (“REI”), other than RMP or its Subsidiaries;
(ii)    a Transfer by Gulfport of its Interest to any direct or indirect wholly-owned Subsidiary of Gulfport; and
(iii)    a Transfer of a non-Controlling Equity Interest in any Subsidiary that owns all or substantially all of either REI’s or GPOR’s midstream assets.
(g)    If a Member Transfers an Interest during the Project Period in accordance with this Section 7.1, such Transfer, if such Transfer involves a direct Transfer of Interests rather than an indirect Transfer, will entitle the assignee to become a Substitute Member and to exercise or receive the rights, powers or benefits of a Member if the assigning Member designates, in a written instrument delivered to the Board and the other Members, its assignee to become a Substitute Member and such assignee executes an instrument reasonably satisfactory to the Board, which will include an acceptance and agreement by the Substitute Member to abide by all of the terms and conditions of this Agreement.
(h)    A Member may not Transfer Interests in a Permitted Transfer if such Permitted Transfer has as a purpose the avoidance of the restrictions on Transfers in this Agreement (it being understood that the purpose of this sentence is to prohibit the Transfer of Interests to a transferee in a Permitted Transfer followed by a change in the relationship between the transferor and the transferee (or a change of Control of such transferor or transferee) after the Permitted Transfer with the result and effect that the transferor has indirectly Transferred Interests to a transferee in a Transfer which would not have been directly permitted as a Permitted Transfer under this Section 7.1 had such change in such relationship occurred prior to such Transfer).
Section 7.2    Transfers after the Project Period. Subject to Section 7.5, at any time after the Project Period and prior to the consummation of a Qualified Public Offering, a Member may Transfer its Interest, or any portion thereof, without the consent of any other Member or the Board, provided that such Member complies with the requirements of this Section 7.2 in all instances, except in connection with Permitted Transfers:
(k)    Each Member will have a right of first refusal if any other Member (the “Offering Member”) proposes to Transfer all or any portion of the Interest (the “Offered Interest”)

owned by it other than (i) through a Permitted Transfer or (ii) a Transfer by a Member or its direct or indirect wholly-owned Subsidiary to RMP or one or more of its Subsidiaries. Each time the Offering Member proposes to so Transfer any Offered Interest, the Offering Member will first offer to sell the Offered Interest to the other Members in accordance with the provisions of this Section 7.2.
(xv)    The Offering Member will give written notice (the “Offering Member Notice”) to the Company and the other Members stating the Offering Member’s intention to Transfer the Offered Interest and specify the Percentage Interest associated with the Offered Interest and the material terms and conditions, including price (which must be entirely in cash), pursuant to which the Offering Member proposes to Transfer the Offered Interest.
(xvi)    The Offering Member Notice will constitute the Offering Member’s offer to Transfer the Offered Interest to the other Members, which offer will be irrevocable for a period of sixty (60) days (the “ROFR Notice Period”).
(xvii)    By delivering the Offering Member Notice, the Offering Member will be deemed to represent and warrant to the Company and each other Member that: (1) the Offering Member has full right, title and interest in and to the Offered Interest; (2) the Offering Member has all necessary power and authority and has taken all necessary action to sell such Offered Interest as contemplated by this Section 7.2(a); and (3) the Offered Interest will be Transferred free and clear of any and all Liens other than restrictions on transfer arising under state or federal securities laws or under this Agreement.
(xviii)    Upon receipt of the Offering Member Notice, each Member will have until the expiration of the ROFR Notice Period to offer to purchase all (but not less than all) of the Offered Interest by delivering a written notice (a “ROFR Offer Notice”) to the Offering Member and the Company stating that it intends to purchase such Offered Interest on the terms specified in the Offering Member Notice. Any ROFR Offer Notice so delivered will be binding upon delivery and irrevocable by the applicable Member. Each Member that does not deliver a ROFR Offer Notice during the ROFR Notice Period will be deemed to have waived all such Member’s rights to purchase the Offered Interest under this Section 7.2(a)(iv). If more than one Member timely delivers a ROFR Offer Notice, each such Member (the “Purchasing Member”) will be allocated its pro rata share of the Offered Interest (based on such Purchasing Member’s Percentage Interest relative to all such Purchasing Member’s Percentage Interests), unless otherwise agreed by the Purchasing Members. A Member shall be entitled to permit its Affiliate to exercise its right of first refusal, as such Member’s designee, if the Transfer of the Member’s Interest to such Affiliate would be a Permitted Transfer at such time.
(xix)    If no Member delivers a ROFR Offer Notice in accordance with Section 7.2(a)(iv), the Offering Member may, during the 180-day period following the earlier of (i) the date upon which all other Members have notified the Offering Member that they are not exercising their right of first refusal and (ii) the expiration of the ROFR Notice Period (which period may be extended for a reasonable time not to exceed one hundred eighty (180)

days to the extent reasonably necessary to obtain any governmental approvals, but such period shall only be extended for so long during such period as such Offering Member continues to diligently pursue such approvals) (the “Waived ROFR Transfer Period”), and subject to compliance with the provisions of Section 7.2(b), Transfer all of the Offered Interest at a price and otherwise on terms and conditions no more favorable to the transferee than those specified in the Offering Member Notice. Any noncash consideration offered by such transferee will be valued at its fair market value, as reasonably agreed by the Offering Member and each other Member, and failing such agreement, as determined by an Independent Third Party appraiser selected by the Offering Member and reasonably acceptable to the other Members (the cost for such appraiser will be shared equally by the Offering Member (on one hand) and the Company (on the other hand)). Any Person to whom Offered Interests are Transferred in accordance with this Section 7.2(a)(v) will become a Substitute Member if the Offering Member designates, in a written instrument delivered to the Company and the other Members, such Person to become a Substitute Member and such Person executed an instrument reasonably satisfactory to the Board, which will include an acceptance and agreement by such transferee to abide by all terms and conditions of this Agreement. If the Offering Member does not Transfer the Offered Interest within such period or, if such Transfer is not consummated within the Waived ROFR Transfer Period, the Offered Interest in question will once again become subject to the preceding provisions of this Section 7.2(a) and the Offering Member will no longer be permitted to Transfer such Offered Interest without again fully complying with such provisions.
(xx)    The Offering Member and each Purchasing Member will take all actions as may be reasonably necessary to consummate any sale to such a Purchasing Member contemplated by this Section 7.2(a), including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate by the Company.
(xxi)    At the closing of any sale and purchase pursuant to this Section 7.2(a), the Offering Member will deliver to each Purchasing Member a certificate or certificates representing the Offered Interest to be sold (if any), accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from such Purchasing Members by wire transfer of immediately available funds into an account specified by the Offering Member.
(l)    At any time after the Project Period and prior to the consummation of a Qualified Public Offering, except for any Permitted Transfers, whether in one transaction or in a series of related transactions, no Member proposing to Transfer its Interest (the “Selling Member”) may Transfer for value, all or any portion of its Interest, directly or indirectly, without first complying with Section 7.2(a) (if applicable) and then permitting each of the other Members (the “Tag-Along Members”) to participate as sellers in such transaction (the “Tag-Along Rights”), such that the Selling Member and each Tag-Along Member will be entitled to sell, on the same terms as the Selling Member, a portion of such Member’s Interest determined by multiplying the aggregate Percentage Interest that the purchaser is willing to acquire from all Members by the quotient determined by dividing the Percentage Interest such Selling Member or Tag-Along

Member desires to sell by the aggregate Percentage Interest that the Selling Member and all Tag-Along Members desire to sell.
(i)    At least thirty (30) days before accomplishing or entering into a binding contract for any Transfer for value of any Interest that would be covered by the Tag-Along Rights, the Selling Member agrees to give each Tag-Along Member written notice (the “Initial Tag-Along Notice”) of any such proposed sale (the “Sale Proposal”). The Initial Tag-Along Notice will state that such Tag-Along Member will be entitled to exercise its Tag-Along Rights and will describe in reasonable detail the proposed Transfer (including the identity of the proposed transferee(s), the sales price, the Interest being transferred and the material terms and conditions of the Sale Proposal, including copies of any applicable transaction documents, in each case as of the date that the Initial Tag-Along Notice is delivered and subject to change as negotiations progress; provided, that the Selling Member will provide updates of material changes to the terms of such Sale Proposal set forth in the Initial Tag-Along Notice as promptly as reasonably possible). Within two (2) Business Days after entering into definitive written agreements, but in no event less than seven (7) Business Days before consummating a Sale Proposal, the Selling Member will provide notice (the “Final Tag-Along Notice”) to each Tag-Along Member that the Selling Member anticipates effecting such transaction pursuant to the definitive written agreements attached thereto, and each Tag-Along Member will notify the Selling Member in writing within seven (7) days of such Tag-Along Member’s receipt of the Final Tag-Along Notice as to whether or not such Tag-Along Member wishes to exercise its Tag-Along Rights and participate in the proposed Transfer (the “Tag-Along Notice Period”). Failure by any Tag-Along Member to notify the Selling Member of such Tag-Along Member’s desire to participate in such proposed Transfer within such Tag-Along Notice Period will be deemed to be a waiver of such Tag-Along Member’s Tag-Along Rights with respect to such proposed Transfer. The Selling Member will use its commercially reasonable efforts to obtain the agreement of the prospective transferee(s) to the participation of the Tag-Along Members in any contemplated Sale Proposal and to the inclusion of the Tag-Along Members’ Interests in such transaction, and no Selling Member will Transfer any portion of the Interest to any prospective transferee if such prospective transferee(s) declines to allow the participation of the Tag-Along Members or the inclusion of their Interests as contemplated in this Section 7.2(b)(i); provided that at the Selling Member’s election, in its sole discretion, the Selling Member will have the right to Transfer all or any portion of such Interest to the prospective transferee, if the Selling Member concurrently acquires the proportionate share of the Tag-Along Members’ Interests that the Tag-Along Members would otherwise sell directly to such prospective transferee on the same terms with only such changes as may be necessary to reflect the different ownership percentages. Each Tag-Along Member that elects to participate pursuant to this paragraph will pay its pro rata share (based on the Interests to be Transferred) of the expenses incurred by the Selling Member in connection with such Sale Proposal and will be obligated to join on a pro rata basis (based on the Interests to be Transferred by the Selling Member and each Tag-Along Member) in any indemnification or other obligations that the Selling Member agrees to provide in connection with such Sale Proposal (other than any such obligations that relate specifically to a particular Member such as indemnification with respect to representations and warranties given by a Member regarding such Member’s title to and ownership of its Interest); provided that no Tag-Along Member will be obligated in connection with such Sale Proposal to agree to indemnify or hold harmless the transferee with respect to an amount in excess of the net cash proceeds paid to such Tag-Along Member in connection with such Sale Proposal. If the Tag-Along Members waive, or are deemed to waive, their Tag-Along Rights for any proposed transfer, the Selling Member may sell its offered Interest to the proposed transferee(s); provided, however, that (A) such Sale Proposal is consummated within 90 days after the end of the Tag-Along Notice Period (which period may be extended for a reasonable time not to exceed one hundred eighty (180) days to the extent reasonably necessary to obtain any governmental approvals, but such period shall only be extended for so long during such period as such Offering Member continues to diligently pursue such approvals) and (B) the terms of the actual transaction involve exactly the same (or greater) consideration as set forth in the Final Tag-Along Notice and substantially similar other terms and conditions, in all material respects, as those set forth in the Final Tag-Along Notice. Any transferee pursuant to the Sale Proposal will become a Substitute Member if the Selling Member designates, in a written instrument delivered to the Board and the other Members, the transferee to become a Substitute Member and such transferee executes an instrument reasonably satisfactory to the Board, which will include an acceptance and agreement by the Substitute Member to abide by all of the terms and conditions of this Agreement. Failure to close the Sale Proposal within the required 90-day period (which period may be extended for a reasonable time not to exceed one hundred eighty (180) days as provided above) will again subject the offered Interest to the Tag-Along Rights set forth in this Section 7.2(b), whereupon the Selling Member will be required to give each Tag-Along Member a new written notice with respect to the proposed transfer, and each Tag-Along Member will again have the right to exercise Tag-Along Rights in respect of such proposed transfer.
(m)    If, at any time, whether before or after the end of the Project Period, a Midstream COC is to occur, then, no later than the date on which the definitive agreement governing such Midstream COC is executed, but in any event at least thirty (30) days prior to the consummation of such Midstream COC, Rice shall provide written notice of such Midstream COC and a good faith allocation of the aggregate purchase price for Rice’s midstream business to Rice’s Interest (in each case based on the proposed terms as of the date such notice is given and subject to change as negotiations progress; provided, that Rice will provide updates of material changes to the terms of such Midstream COC as promptly as reasonably possible) to Gulfport. Within two (2) Business Days after entering into definitive written agreements, but in no event less than seven (7) Business Days before consummating a Midstream COC, Rice shall provide written notice to Gulfport of such Midstream COC (a “Midstream COC Notice”), including a good faith allocation of the aggregate purchase price for Rice’s proposed midstream business to Rice’s Interest (the “Midstream COC Allocation”) and a copy of the definitive written agreements pursuant to which such Midstream COC will be consummated, and Gulfport shall have the right (the “Midstream COC Tag-Along Right”), but not the obligation, to require REI and Rice to cause the acquirer in such transaction to purchase Gulfport’s entire Interest at the same pro-rata price as the price paid for Rice’s Interest (a “Midstream COC Tag-Along Transaction”) and on other material terms and conditions, including representations and warranties, covenants and indemnification provisions substantially similar to the terms of the sale of Rice’s midstream business reasonably adjusted to reflect the material differences between each transaction, it being understood that (i) Gulfport would not be required to indemnify or hold harmless the acquirer with respect to an amount in excess of the net proceeds (including cash and the value of Equity Interests, if any) paid to Gulfport, and (ii) Gulfport would not be required to agree to any covenant that restricts Gulfport’s ability to operate its businesses, including any businesses that compete with the Company (other than customary confidentiality provisions similar to those set forth in Section 5.4). Gulfport shall have seven (7) days after receipt of a Midstream COC Notice to provide written notice to Rice as to whether Gulfport agrees with the Midstream COC Allocation and whether Gulfport shall exercise its Midstream COC Tag-Along Right. The failure by Gulfport deliver a notice to Rice exercising its Midstream COC Tag-Along Right within such seven (7) day period will be deemed to be a waiver of Gulfport’s Midstream COC Tag-Along Right with respect to such Midstream COC. If Gulfport timely notifies Rice in writing that it is exercising its Midstream COC Tag-Along Right, but that it disagrees with the Midstream COC Allocation (a “Midstream COC Allocation Objection Notice”), then Gulfport and Rice will use commercially reasonable efforts to resolve the disputed matter(s) within the 15-day period following the delivery of the Midstream COC Allocation Objection Notice. If, at the end of the 15-day resolution period, the parties are unable to resolve any disagreement between them with respect to the Midstream COC Allocation, then each party will deliver simultaneously to a nationally recognized financial advisor mutually agreed on by the parties (A) the Midstream COC Allocation, the Midstream COC Allocation Objection Notice and other information relating to the disputed matter(s) as such financial advisor may request and (B) such party’s proposed resolution of the disputed matter(s) and any materials it wishes to present to justify the resolution it so presents. Rice and Gulfport will each be afforded the opportunity to discuss the disputed matter(s) with such financial advisor, and each party will receive copies of all information provided to the financial advisor by the other party. The financial advisor, acting as an expert and not as an arbitrator, will have thirty (30) days to carry out a review and prepare a written statement of its determination regarding the disputed matter(s) (including a statement regarding the financial advisor’s determination of the prevailing party in any such disputed matter) which determination will be final and binding upon Rice and Gulfport. Any fees and expenses of the financial advisor incurred in resolving the disputed matter(s) will be borne equally by Rice, on the one hand, and by Gulfport, on the other hand. A Midstream COC Tag-Along Transaction shall close concurrently with the consummation of the Midstream COC; provided, however, that if Gulfport triggers the purchase price dispute mechanism, then such sale may close reasonably promptly after the resolution of any such dispute, including after the consummation of the Midstream COC, but only if at the time that the Midstream COC closes both (i) such dispute has not yet been resolved and (ii) the acquirer has agreed in writing to acquire Gulfport’s interest upon the resolution of such dispute.
Section 7.3    Recognition of Transfer by Company or Other Members.
(a)    No Transfer of an Interest, or any portion thereof, that is in violation of this Article 7 will be valid or effective, and the Company shall not recognize or be bound by any such purported Transfer and shall not effect any such purported Transfer on the transfer books of the Company or Capital Accounts of the Members, and none of the Company, the Board or any Member will recognize the same for any purpose of this Agreement, including the purpose of making distributions of Available Cash pursuant to this Agreement with respect to such Interest, or portion thereof. Neither the Company nor the Board will incur any liability as a result of refusing to make any such distributions to the assignee of any such invalid assignment. The Members agree that the restrictions contained in this Article 7 are fair and reasonable and in the best interests of the Company and the Members.
(b)    If a Member directly Transfers an Interest in accordance with this Article 7, then the transferee will be entitled to become a Substitute Member and to exercise or receive the rights, powers or benefits of a Member if the assigning Member designates, in a written instrument delivered to the Board and the other Members, its transferee to become a Substitute Member and such transferee executes an instrument reasonably satisfactory to the Board, which will include an acceptance and agreement by the Substitute Member to abide by all of the terms and conditions of this Agreement.
Section 7.4    Effective Date of Transfer. Any valid Transfer of a Member’s Interest, or part thereof, pursuant to the provisions of this Article 7 will be effective as of the later of (a) the date of Transfer set forth on the written instrument of Transfer, (b) the date on which the Company has received the written instrument of Transfer and such other documents as may be required by the Company pursuant to this Agreement and such Transfer has been recorded on the books of the Company, and (c) the date on which the requirements of this Article 7 have been satisfied. The Company will, from the effective date of such Transfer, thereafter pay all further distributions on account of the Interest so assigned to the assignee of such Interest. As between any Member and its assignee, Profits and Losses for the Fiscal Year of the Company in which such assignment occurs will be apportioned for federal income tax purposes in accordance with any convention permitted under Section 706(d) of the Code and selected by the Board.
Section 7.5    Limitations on Transfer.
(a)    No Transfer of an Interest may be effectuated unless in the opinion of counsel satisfactory to the Board, the Transfer (i) would comply with the Securities Act and applicable securities laws of any other jurisdiction; or (ii) would not violate any other applicable laws, provided that the provisions of this Section 7.5 may be waived by the Non-Transferring Members.
(b)    It is the intent of the Members that the provisions set forth in this Article 7 shall also apply with respect to the portion of any Interest that would be indirectly Transferred as a result of a Transfer of Equity Interests in any entity that, directly or indirectly, owns any Interest.
Section 7.6    Transferee Not a Substitute Member. In the event that a transferee is not designated, or does not become, a Substitute Member pursuant to this Article 7, then such transferee will not be entitled to exercise or receive any of the rights, powers or benefits of a Member other than the right to receive distributions to which the assigning Member would be entitled.
Section 7.7    Preemptive Rights.
(a)    Prior to the Company issuing, other than in an Excluded Issuance, any Equity Interests (collectively, the “New Securities”) to a proposed purchaser (the “Proposed Purchaser”), each Member shall have the right to purchase the number of New Securities as provided in this

Section 7.7. “Excluded Issuance” means the issuance of (i) Equity Interests issued pursuant to a duly made Capital Call to each Member requiring each Member make a Capital Contribution in accordance with its pro rata share (based on such Member’s Percentage Interest relative to all such Member’s Percentage Interests calculated as of the date of such notice), (ii) Equity Interests issued in connection with any split, distribution or recapitalization of the Company, and (iii) Equity Interests issued by the Company in connection with a Qualified Public Offering and approved in accordance with this Agreement.
(b)    Subject to Section 6.12(l), the Company shall give each Eligible Purchaser at least fifteen (15) Business Days’ prior notice (the “First Notice”) of any proposed issuance of New Securities, which notice shall set forth in reasonable detail the proposed terms and conditions of such issuance and shall offer to each Eligible Purchaser the opportunity to purchase its pro rata share (based on such Eligible Purchaser’s Percentage Interest relative to all such Eligible Purchaser’s Percentage Interests calculated as of the date of such notice) of the New Securities at the same price, on the same terms and conditions and at the same time as the New Securities are proposed to be issued by the Company. If any Eligible Purchaser wishes to exercise its preemptive rights, it must do so by delivering an irrevocable written notice to the Company within fifteen (15) Business Days after delivery by the Company of the First Notice (the “Election Period”), which notice shall state the dollar amount of New Securities such Eligible Purchaser (each a “Requesting Purchaser”) would like to purchase up to a maximum amount equal to such Eligible Purchaser’s Percentage Interest of the total offering.
(c)    If not all of the New Securities are subscribed for by the Eligible Purchasers, the Company shall have the right, but shall not be required, to issue and sell the unsubscribed portion of the New Securities to the Proposed Purchaser at any time during the one hundred twenty (120) days following the termination of the Election Period pursuant to the terms and conditions set forth in the First Notice. The Board may, in its discretion, impose such other reasonable and customary terms and procedures such as setting a closing date and requiring customary closing deliveries in connection with any preemptive rights offering. In the event any Eligible Purchaser refuses to purchase offered Equity Interests for which it subscribed pursuant to the exercise of preemptive rights granted thereto under this Section 7.7, the Company may pursue any rights that it may have at law or in equity.
ARTICLE 8
DISTRIBUTIONS TO MEMBERS
Section 8.1    Available Cash. Available Cash will be determined by the Board on a quarterly basis within 45 days after the end of each calendar quarter and subject to Section 6.12(j). Subject to the remaining provisions of this Article 8 and any preferential or disproportionate distributions to the extent expressly provided for in this Agreement, and other than upon a liquidation of the Company pursuant to Section 13.4, the Company will distribute, within 60 days following the end of each calendar quarter, such Available Cash to the Members of record as of the time of such distribution in accordance with the Members’ respective Percentage Interests as of the end of the calendar quarter to which such distribution relates.

Section 8.2    Withholding. All amounts withheld pursuant to the Code or any provision of any foreign, state or local tax law or treaty with respect to any payment, distribution or allocation to the Company or the Members will be treated as amounts distributed to the Members pursuant to this Article 8 for all purposes of this Agreement. The Board is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, foreign, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, foreign, state or local law or treaty and will allocate such amounts to those Members with respect to which such amounts were withheld.
Section 8.3    Limitations on Distribution. Except as provided in this Agreement, no Member will be entitled to any distribution of cash or other property from the Company. Notwithstanding any provision to the contrary contained in this Agreement, the Company will not make a distribution to any Member on account of its Interest in the Company if such distribution would violate the Act or other applicable law.
Section 8.4    Tax Distributions.
(c)    Each Member will be entitled to receive, on the date which is five Business Days prior to each date on which estimated income tax payments are required to be made by an individual calendar year taxpayer and each due date for the income tax return of an individual calendar year taxpayer (each a “Tax Distribution Date”), cumulative cash distributions in an amount equal to such Member’s Assumed Tax Liability, if any. The “Assumed Tax Liability” of each Member means an amount equal to (i) the cumulative amount of federal income taxes (including any applicable estimated taxes), determined taking into account the character of income and loss allocated to such Member as it affects the applicable tax rate, that the Board estimates would be due from such Member as of such Tax Distribution Date, assuming such Member were an individual that earned solely the items of income, gain, deduction, loss and/or credit allocated to such Member pursuant to Section 9.4 (after reflecting any adjustments thereto by reason of Code Sections 732(d), 734, or 743), reduced by (ii) all previous distributions made to such Member pursuant to this Article 8.
(d)    Distributions under this Section will be treated as an advance distribution under and will offset future distributions that such Member would otherwise be entitled to receive pursuant to Section 8.1 or, if not previously offset, Section 13.4.
(e)    If, on a Tax Distribution Date, there are not sufficient funds on hand to distribute to each Member the full amount of such Member’s Assumed Tax Liability, distributions pursuant to this Section 8.4 will be made to the Members to the extent of the available funds in proportion to each Member’s Assumed Tax Liability.
ARTICLE 9
ALLOCATIONS
Section 9.1    Profits and Losses. After giving effect to the special allocations set forth in Section 9.2 and Section 9.3, and except as provided in Section 13.4(b), all Profits and Losses from operations for each Allocation Period will be allocated to the Members in accordance with their

Percentage Interests; provided that no Losses will be allocated to any Member to the extent that such Losses would result in a Member having an Adjusted Capital Account Deficit.
Section 9.2    Special Allocations. Notwithstanding anything in this Agreement to the contrary, the following special allocations will be made:
(a)    Company Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, if there is a net decrease in Minimum Gain during any Allocation Period, each Member will be allocated items of Company income and gain for such year (and, if necessary, subsequent Allocation Periods) in the manner and amounts provided in Treasury Regulations Sections 1.704-2(f)(6), (g)(2) and (j)(2)(i). For purposes of this Section 9.2, each Member’s Capital Account will be determined, and the allocation of income or gain required hereunder will be effected, prior to the application of any other allocations pursuant to this Article 9 with respect to such Allocation Period. This Section 9.2(a) is intended to comply with the partner minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and will be interpreted consistently therewith.
(b)    Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding the other provisions of this Agreement (other than Section 9.2(a) above), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Allocation Period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Allocation Period will be allocated items of Company income and gain for such Allocation Period (and, if necessary, subsequent Allocation Periods) in the manner and amounts provided in Treasury Regulations Section 1.704-2(i)(4) and (j)(2)(ii). For purposes of this Section 9.2, each Member’s Adjusted Capital Account balance will be determined, and the allocation of income and gain required hereunder will be effected, prior to the application of any other allocations pursuant to this Article 9, other than Section 9.2(a) above, with respect to such Allocation Period. This Section 9.2(b) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and will be interpreted consistently therewith.
(c)    Qualified Income Offset. Except as provided in Section 9.2(a) and Section 9.2(b) above, in the event any Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain will be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulation, the Adjusted Capital Account Deficit, if any, created by such adjustment, allocation or distribution as quickly as possible unless such Adjusted Capital Account Deficit is otherwise eliminated pursuant to Section 9.2(a) or Section 9.2(b). This Section 9.2(c) is intended to constitute a qualified income offset described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.
(d)    Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any Allocation Period, such Member will be allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 9.2(d) will be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided in this Article 9 have been tentatively made as if Section 9.2(c) and this Section 9.2(d) were not in this Agreement.
(e)    Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Period will be allocated to the Members in accordance with their Percentage Interests.
(f)    Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Allocation Period will be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704‑2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, Member Nonrecourse Deductions attributable thereto will be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss. This Section 9.2(f) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and will be interpreted consistently therewith.
Section 9.3    Curative Allocations. The allocations set forth in Section 9.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations will be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 9.3. Therefore, notwithstanding any other provision of this Article 9 (other than the Regulatory Allocations), but subject to the Code and the Treasury Regulations, the Board will make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement. In exercising its discretion under this Section 9.3, the Board will take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.
Section 9.4    Income Tax Allocations.
(a)    Except as provided in this Section 9.4, each item of income, gain, loss and deduction of the Company for federal income tax purposes will be allocated among the Members in the same manner as such items are allocated for book purposes under Section 9.1, Section 9.2 and Section 9.3.
(b)    In accordance with Code Section 704(c) and the applicable Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the Company will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value at the time of its contribution to the Company. If the Gross Asset Value of any Company property is adjusted in accordance with clause (c) or (d) of the definition of Gross Asset Value, then subsequent allocations of income, gain, loss and deduction will take into account any variation between the adjusted basis of such property for federal income tax purposes and its Gross Asset Value as provided in Code Section 704(c) and the related Treasury

Regulations. For purposes of such allocations, the Company will elect the remedial allocation method described in Treasury Regulations Section 1.704-3(d).
(c)    All items of income, gain, loss, deduction and credit allocated to the Members in accordance with the provisions hereof and basis allocations recognized by the Company for federal income tax purposes will be determined without regard to any election under Section 754 of the Code which may be made by the Company.
(d)    If any deductions for depreciation or cost recovery are recaptured as ordinary income upon the Transfer of Company properties, the ordinary income character of the gain from such Transfer will be allocated among the Members in the same ratio as the deductions giving rise to such ordinary character were allocated.
Section 9.5    Allocation and Other Rules.
(d)    Profits, Losses, and any other items of income, gain, loss, or deduction will be allocated to the Members pursuant to this Article 9 as of the last day of each Fiscal Year; provided that Profits, Losses, and the other items will also be allocated at any time the Gross Asset Values of the Company’s assets are adjusted pursuant to subparagraph (b) of the definition of “Gross Asset Value” in Section 1.1.
(e)    In the event Members are admitted to the Company pursuant to this Agreement on different dates, the Profits (or Losses) allocated to the Members for each Allocation Year during which Members are so admitted will be allocated among the Members in proportion to their Percentage Interests during such Allocation Year in accordance with Section 706 of the Code, using any convention permitted by law and selected by the Board that takes into account the varying interests of the Members during such Allocation Year.
(f)    The Members are aware of the income tax consequences of the allocations made by this Article 9 and hereby agree to be bound by the provisions of this Article 9 in reporting their shares of Company income and loss for income tax purposes.
(g)    The Company and its Managers will be fully protected in relying upon allocations under Section 9.2 made in good faith reliance upon the advice of the Company’s accountants.
(h)    If any Member makes a loan to the Company, or the Company makes a loan to any Member, and interest in excess of the amount actually payable is imputed under Code Sections 7872, 483, or 1271 through 1288 or corresponding provisions of subsequent federal income tax law, then any item of income or expense attributable to any such imputed interest will be allocated solely to the Member who made or received the loan and will be credited or charged to its Capital Account, as appropriate.

ARTICLE 10
BOOKS AND RECORDS
Section 10.1    Inspection Rights Pursuant to Law. The Company will have obligations to the Members as set forth in this Article 10 respecting books, records and financial statements of the Company.
Section 10.2    Books and Records. At all times during the continuance of the Company, the Company will maintain at its principal place of business all records and materials the Company is required to maintain at such location under the Act. The Company will keep proper and complete books of account adequate for its purposes. The books of account relating to the Company will be open to inspection and copying by any of the Members or by their authorized representatives upon reasonable notice and at any reasonable time during business hours, at the Member’s expense; provided, however, that the Members acknowledge and agree that, to the extent that the books of account include information relating to one or more Affiliates of the Operator (other than the Company) or any projects or agreements engaged in by any such Affiliates that do not involve the Company or the Company’s assets and to which the Company or one of its Subsidiaries is not a party (the “Unrelated Information”), then the Company and Operator will be entitled either to redact, or limit access to, the books of account such that the Members will not have access to Unrelated Information or to require such Member to designate an Independent Third Party auditor to conduct such review, which auditor will be required to execute a confidentiality agreement with the Operator under which such auditor may examine the Unrelated Information but may not disclose the Unrelated Information to such Member.
Section 10.3    Financial Statements and Reports. The Operator will prepare, on behalf of the Company and at the Company’s expense, and will submit to the Members the following statements, reports and notices:
(e)    Annual financial statements of the Company, consisting of a profit and loss statement, balance sheet and statement of cash flows, as of the end of and for the prior Fiscal Year beginning in 2017 with respect to the Fiscal Year ending on December 31, 2016, which will be prepared in accordance with GAAP (provided that prior year comparable financial statements will not be included for years prior to the Fiscal Year ending on December 31, 2016) and audited by the Operator’s independent certified public accountants, which will be a nationally recognized accounting firm (the “Annual Financial Statements”). The Annual Financial Statements will be delivered to each Member within 90 days after the end of each Fiscal Year;
(f)    Unaudited quarterly financial statements of the Company, consisting of a profit and loss statement, balance sheet and statement of cash flows, as of the end of and for the prior calendar quarter, which will be prepared in accordance with GAAP except for normal year-end adjustments and the absence of footnotes (the “Quarterly Financial Statements”). The Quarterly Financial Statements will be delivered within 45 days after the end of each calendar quarter;
(g)    Monthly financial and business reports, which will consist of a profit and loss statement for the prior calendar month, which will be prepared in accordance with GAAP except for normal year-end adjustments and the absence of footnotes (the “Monthly Reports”). The Monthly Reports will be delivered within 30 days after the end of each calendar month;
(h)    Copies of the Approved Budget in effect from time to time, within 30 days after the approval thereof in accordance with Section 6.15; and
(i)    Such other information as a Member may reasonably request to satisfy such Member’s or its Affiliates’ public disclosure obligations under the Exchange Act, the rules of any stock exchange, or any similar public disclosure obligations; provided that public disclosure of any such information will be subject to the provisions of Section 5.4.
Section 10.4    Accounting Method. For both financial and tax reporting purposes and for purposes of determining Profits and Losses, the books and records of the Company will be kept on such method of accounting as determined by the Board and will reflect all Company transactions and be appropriate and adequate for the Company’s business.
Section 10.5    Bank Accounts; Investments. The Board will establish one or more bank accounts in the name of the Company into which all Company funds will be deposited. No other funds will be deposited into these accounts.
Section 10.6    Invoices and Notices under Certain Contracts. The Company shall deliver to a designated member of the Gulfport Group copies of all invoices and notices received by the Company under any contracts or agreements entered into with members of the Rice Group within five (5) days of its receipt thereof and promptly provide such member of the Gulfport Group such additional information as it may reasonably request to permit the review and audit of such invoices.
ARTICLE 11
TAX MATTERS
Section 11.1    Taxation of Company. It is the intent of the Members that the Company will be treated as a partnership for U.S. federal income tax purposes. Neither the Company nor any Member will make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law or to be classified as other than a partnership pursuant to Treasury Regulation Section 301.7701-3.
Section 11.2    Tax Returns. The Company will cause the Operator to prepare, at the expense of the Company, for each Fiscal Year (or part thereof), federal tax returns in compliance with the provisions of the Code and any required state and local tax returns. Each Member will furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. Not less than 60 days prior to the due date (as extended) of the Company’s federal income tax return or any state income tax return, the return proposed by the Board to be filed by the Company will be furnished to the Members for review. In addition, not more than 10 days after the date on which the Company files its federal income tax return or any state income tax return, a copy of the return so filed will be furnished to the Members.

Section 11.3    Member Tax Return Information. The Company, at its expense, will cause to be delivered to each Member within 60 calendar days after the end of the Company’s taxable year an IRS Form K-1 or a good faith estimate of the amounts to be included on such IRS Form K-1 for such Member and such other information as will be necessary (including a statement for that year of each Member’s share of net income, net losses and other items allocated to such Member) for the preparation and timely filing by the Members of their federal, state and local income and other tax returns.
Section 11.4    Tax Matters Representative.
(a)    The “tax matters partner” of the Company for purposes of Section 6231(a)(7) of the Code will be Rice, so long as Rice or one of its Affiliates that is a wholly owned entity and disregarded for U.S. federal income tax purposes is a Member, and will have the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes. Any Member who is designated as the tax matters partner will be referred to herein as the “Tax Matters Member.”
(b)    The Tax Matters Member will keep the Members informed as to the status of any audit of the Company's tax affairs, and will take such action as may be necessary to cause any Member so requesting to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code. Without first obtaining Unanimous Board Approval, the Tax Matters Member will not, with respect to Company tax matters: (i) enter into a settlement agreement with respect to any tax matter which purports to bind Members, (ii) intervene in any action pursuant to Code Section 6226(b)(5), (iii) enter into an agreement extending the period of limitations for making assessments on behalf of Members, or (iv) file a petition pursuant to Code Section 6226(a) or 6228. If an audit of any of the Company’s tax returns will occur, the Tax Matters Member will not settle or otherwise compromise assertions of the auditing agent which may be adverse to any Member as compared to the position taken on the Company’s tax returns without the prior written consent of each such affected Member.
(c)    No Member will file a request pursuant to Code Section 6227 for an administrative adjustment of Company items for any taxable year, or a petition under Code Sections 6226 or 6228 or other Code sections with respect to any item involving the Company, without first notifying other Members.
Section 11.5    Right to Make Section 754 Election. The Board shall, on behalf of the Company, make an election in accordance with Section 754 of the Code, so as to adjust the basis of Company property in the case of a distribution of property within the meaning of Section 734 of the Code, and in the case of a transfer of Interests within the meaning of Section 743 of the Code.
Section 11.6    Tax Elections. The Company will have the right to make any U.S. federal income tax elections it deems appropriate and in the best interests of the Members.
Section 11.7    Tax Reimbursement. If Texas law requires the Company and any Member both to participate in the filing of a Texas margin tax combined group report, and if such Member pays the margin tax liability due in connection with such combined report, the parties agree that the Company will promptly reimburse such Member for the margin tax paid on behalf of the Company as a combined group member. The margin tax paid on behalf of the Company will be equal to the margin tax that the Company would have paid if it had computed its margin tax liability for the report period on a separate entity basis rather than as a member of the combined group. In such event, the parties agree that such Member will be considered as paying such amount on behalf of the Company, and the Company will deduct for federal income tax purposes 100% of the Texas margin tax attributable to the Company; provided that in the event that such deduction may not be properly taken by the Company, the Company will reimburse such Member for the after-tax cost of such payment of Texas margin tax paid on the Company’s behalf.
ARTICLE 12
LIABILITY, EXCULPATION AND INDEMNIFICATION
Section 12.1    Liability.
(j)    Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts, obligations and liabilities of the Company, and no Covered Person will be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.
(k)    Except as otherwise expressly required by law, a Member, in its capacity as Member, will have no liability in excess of (i) the amount of its Capital Contributions; (ii) its share of any assets and undistributed profits of the Company; (iii) its obligation to make other payments expressly provided for in this Agreement; and (iv) the amount of any distributions wrongfully distributed to it.
Section 12.2    Exculpation.
(i)    No Covered Person will be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person will be liable for any such loss, damage or claim incurred by reason of such Covered Person’s fraud, bad faith or willful misconduct as established by a non-appealable court order, judgment, decree or decision.
(j)    A Covered Person will be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits, Losses or Available Cash or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

Section 12.3    Indemnification. To the fullest extent permitted by applicable law, the Company will indemnify and hold harmless each Covered Person from and against all Claims arising from or related to any act or omission performed or omitted by such Covered Person on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person will be entitled to be indemnified in respect of any Claim by reason of such Covered Person’s fraud, bad faith, or willful misconduct as established by a non-appealable court order, judgment, decree or decision. Any indemnity under this Section 12.3 will be provided out of and to the extent of Company assets only (including the proceeds of any insurance policy obtained pursuant to Section 12.5), and no Covered Person will have any personal liability on account thereof. Any amendment, modification or repeal of this Section 12.3 or any provision in this Section 12.3 will be prospective only and will not in any way affect the rights of any Covered Person under this Section 12.3 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.
Section 12.4    Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding will, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it will be determined that the Covered Person is not entitled to be indemnified as authorized in Section 12.3.
Section 12.5    Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Board will, in its sole discretion, deem reasonable, on behalf of Covered Persons and such other Persons as the Board will determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Board and the Company may enter into indemnity contracts with Covered Persons and such other Persons as the Board will determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 12.4 and containing such other procedures regarding indemnification as are appropriate.
Section 12.6    Certain Liabilities. Each Member agrees to be liable for the Capital Contributions required to be made by such Member, and subject to the other provisions of this Agreement, in the event a Member becomes liable for any liabilities of the Company, the Members will bear such liability in proportion to their then existing Percentage Interests.
Section 12.7    Acts Performed Outside the Scope of the Company. Each Member (each Member in such capacity, an “Indemnitor”) will indemnify, defend, save and hold harmless each other Member (an “Indemnitee”) from any and all Claims that will or may arise by virtue of any act or thing done or omitted to be done by the Indemnitor (directly or through agents or employees) outside the scope of, or in breach of, the terms of this Agreement; provided, however, that the Indemnitor will be properly notified of the existence of the Claim, and will be given reasonable opportunity to cure any act or omission causing liability, and participate in the defense thereof.  The Indemnitee’s failure to give such notice will not affect the Indemnitor’s obligations hereunder, except to the extent of any actual prejudice arising therefrom.
Section 12.8    Liability of Members to the Company or Other Members. Unless otherwise provided in this Agreement, no Member will be liable to any other Member or to the Company by reason of such Member’s actions in connection with the Company, except in the event of a violation of any provision of this Agreement, fraud, bad faith or willful misconduct.
Section 12.9    Attorneys’ Fees. All of the indemnities provided in this Agreement will include reasonable attorneys’ fees, including appellate attorneys’ fees and court costs.
Section 12.10    Subordination of Other Rights to Indemnity. The interests of the Members in any proceeds of the Company by way of repayment of loans, return of any Capital Contributions, or any distributions from the Company, will be subordinated to the right of Members to the indemnities provided by this Article 12.
Section 12.11    Survival of Indemnity Provisions. Except as otherwise specifically provided herein, all of the indemnity provisions contained in this Agreement will survive a Member’s ceasing to be a Member hereunder.
ARTICLE 13
DISSOLUTION, LIQUIDATION AND TERMINATION
Section 13.1    No Dissolution. The Company will not be dissolved by the admission of Additional Members or Substitute Members in accordance with the terms of this Agreement, or the withdrawal of a Member.
Section 13.2    Events Causing Dissolution. The Company will be dissolved and its affairs will be wound up upon the occurrence of any of the following events:
(d)    the receipt of Unanimous Board Approval pursuant to Section 6.12(cc);
(e)    at such time as there are no Members;
(f)    the entry of a decree of judicial dissolution under the Act; or
(g)    the sale, exchange or disposition of all, or substantially all, of the Company’s assets in one transaction or a series of related transactions.
Section 13.3    Notice of Dissolution. Upon the dissolution of the Company, the Board will promptly notify the Members of such dissolution.
Section 13.4    Liquidation.
(e)    Upon dissolution of the Company, the Board (in such capacity, the “Liquidating Trustee”) will carry out the winding up of the Company and will immediately commence to wind up the Company’s affairs; provided, however, that a reasonable time will be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The proceeds of liquidation will be applied first to payment of all expenses and debts of the Company and setting up of such reserves as the Board reasonably deems necessary to wind up the Company’s affairs and to provide for any contingent liabilities or obligations of the Company; provided that the unpaid principal of and interest on any loans made to the Company by Members (and their Affiliates) will be distributed pro rata to the Members (and their Affiliates) who made such loans, in proportion to the total amount of principal and interest payable on such loans, such distributions being treated first as a payment of accrued interest on such loans and next as in payment of principal on such loans. Any remaining proceeds will be distributed to the Members in accordance with their positive Capital Account balances after giving effect to all contributions, distributions and allocations for all periods, including allocations made pursuant to Section 13.4(b).
(f)    In the event of any liquidation and winding up of the Company under Section 13.4 or a sale, exchange or other disposition of all or substantially all of the assets of the Company, either voluntary or involuntary, Profits and Losses and each item of gross income, gain, loss and deduction for such period will be allocated to the Members so that, to the maximum extent possible, the Members’ Capital Account balances being equal to the amount of liquidation proceeds they would receive if such proceeds were distributed in accordance with their Percentage Interests (referred to as “Liquidation Amounts”), and no other allocation of Profit or Loss pursuant to this Agreement will reverse the effect of such allocation. If in the year of such liquidation, dissolution or winding up, the Members’ Capital Accounts are not equal to their respective Liquidation Amounts after the application of the preceding sentence, then to the extent permitted by law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Company will be reallocated among the Members until the Members' Capital Accounts are equal to their respective Liquidation Amounts, and no other allocation of Profit or Loss pursuant to this Agreement will reverse the effect of such allocation. In the event the allocations provided for in this Section 13.4(b) do not result in the Members’ Capital Accounts being equal to their respective Liquidation Amounts, the liquidation proceeds distributed to the Members shall be made in accordance with the last sentence of Section 13.4(a).
Section 13.5    Termination. The Company will terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, will have been distributed to the Members in the manner provided for in this Article 13 and the Certificate will have been canceled, or such other documents required under the Act to be executed and filed with the Secretary of State of the State of Delaware have been so executed and filed, in the manner required by the Act.
Section 13.6    Claims of the Members or Third Parties. The Members and former Members will look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members will have no recourse against the Company or any other Member; provided, however, that nothing contained in this Agreement will be deemed to limit the rights of a Member under applicable law. In the event any Member has a deficit balance in its Capital Account at the time of the Company’s dissolution, it will not be required to restore such account to a positive balance or otherwise make any payments to the Company or its creditors or other third parties in respect of such deficiency.
Section 13.7    Distributions In-Kind. If any assets of the Company will be distributed in kind, such assets will be distributed to the Members entitled thereto as tenants-in-common in the same proportions as such Members would have been entitled to cash distributions if (i) such assets had been sold for cash by the Company at the fair market value of such property (taking the Gross Asset Value definition herein and Code Section 7701(g) into account) on the date of distribution; (ii) any unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) that would be realized by the Company from such sale were allocated among the Members as Profits or Losses in accordance with this Agreement; and (iii) the cash proceeds were distributed to the Members in accordance with this Article 13. The Capital Accounts of the Members will be increased by the amount of any unrealized income or gain inherent in such property or decreased by the amount of any loss or deduction inherent in such property that would be allocable to them, and will be reduced by the fair market value of the assets distributed to them under the preceding sentence. Notwithstanding the foregoing, the Members will have the right to assign their interest to such in-kind distribution to any Person.
ARTICLE 14
REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 14.1    Representations, Warranties and Covenants. Each Member hereby represents, warrants and covenants to the Company as follows:
(h)    The Member understands that the purpose of the Company is to engage in the Primary Business. The Member has read and is familiar with, and has been given full and complete access to, information, financial or otherwise, regarding the Company and has utilized such access to the Member’s satisfaction and has obtained any other relevant information the Member has sought. The Member has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company. The Member has been given the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of, and other matters pertaining to, this investment.
(i)    The Member has read this Agreement and understands that the Interests being acquired by the Member will be governed by this Agreement. The Member agrees to be bound, in all respects, by the terms of this Agreement.
(j)    The Member has sufficient knowledge and experience in financial and business matters in general, and investments in particular, to be capable of evaluating the merits and risks of the investment in the Interests. The Member is able to bear the economic risk of this investment, including a total loss of the investment. The Member has adequate means of providing for its current needs and personal contingencies, has no need for liquidity in the investment in the Company and has no reason to anticipate any circumstances, financial or otherwise, which might cause or require any sale or distribution of the Interests. The Member’s overall commitment to investments that are not readily marketable is not disproportionate to the Member’s net worth and the investment in the Company will not cause the Member’s overall commitment in such investments to become excessive. The Member can lose its entire investment in the Interests without producing a material adverse change in the Member’s net worth.
(k)    It is the Member’s intention to acquire the Interest for its own account, for investment purposes, and not with a view to, or for, resale in connection with any distribution thereof. The Member understands that no federal or state agency has passed upon the Interests or made any findings or determination as to the fairness of this investment. The Member understands and acknowledges that the Interests have not been registered under the Securities Act or under state securities laws and that the sale of the Interests is being made pursuant to exemptions from registration that may depend upon the Member’s investment intention. The Member also understands and acknowledges that the Interests may not be transferred unless they are registered under the Securities Act or an exemption from such registration is available thereunder and under applicable state securities laws and established to the Company’s satisfaction. In addition, the Member acknowledges that the Interests are subject to additional restrictions on transferability in this Agreement that will make it difficult to Transfer or liquidate this investment. The Member acknowledges that the Company will rely on these representations and that the Company is not required to recognize any Transfer of an Interest if, in the opinion of counsel, such Transfer would result in a violation of any federal or state law, rule or regulation, regarding the offering or sale of securities. The Member further understands that any certificates representing the Interests may contain legends restricting the Transfer of the Interests.
(l)    The Member is an “accredited investor” within the meaning of Rule 501 under the Securities Act.
(m)    The Member is fully authorized and qualified to become a Member of the Company and is authorized to make its Initial Capital Contribution to the Company, and the person executing this Agreement on the Member’s behalf has been duly authorized to do so.
(n)    The Member will indemnify and hold harmless the Company and its Managers, officers, Members and Affiliates, and any other Person who controls or is controlled by any of them, against any and all loss, liability, claim, damage and expense whatsoever, including reasonable attorney’s fees, arising out of or based upon any false representation or warranty or any breach by the Member of any term or condition contained in this Article 14.
(o)    All of the information provided to the Company by the Member and all of the Member’s representations and warranties are true and correct as of the date of this Agreement. The Member’s representations, warranties and covenants will survive the delivery of the Member’s Capital Contribution.

Section 14.2    Representations, Warranties and Indemnities Regarding Rice Operations in the Area of Mutual Interest.
(a)    Rice hereby represents and warrants to Gulfport and its Affiliates that, as of the date hereof, except as set forth on Schedule 3(a), neither Rice nor any of its Affiliates (i) owns any interest in any material installed gas gathering or installed water pipelines or compression stations located in the Area of Mutual Interest, (ii) engages in any activities that, in whole or in part, would constitute the Primary Business, or (iii) directly or indirectly holds any current investment (by way of equity, debt or otherwise) in any Person, or is otherwise engaging in any transaction or business, that directly or indirectly, engages in the Primary Business.
(b)    Rice acknowledges that Gulfport relied on, among other things, the representations and warranties set forth in Section 14.2(a) in deciding whether to become a Member of the Company and make its Initial Capital Contribution. As such, in addition to any other rights and remedies that Gulfport and its Affiliates may have, Rice and REI will, jointly and severally, indemnify and hold harmless Gulfport and its Affiliates against any and all loss, liability, Claim, damage and expense whatsoever, including reasonable attorney’s fees, arising out of or based upon any breach of the representations and warranties set forth in Section 14.2(a). Rice, REI and the Company expressly acknowledge that Gulfport and its Affiliates are third party beneficiaries of this Section 14.2.
Section 14.3    Representations, Warranties and Indemnities Regarding Gulfport Operations in the Area of Mutual Interest.
(g)    Gulfport hereby represents and warrants to Rice and its Affiliates that, as of the date hereof, except as set forth on Schedule 3(b), neither Gulfport nor any of its Affiliates (i) owns any interest in any material installed gas gathering or installed water pipelines or compression stations located in the Area of Mutual Interest, (ii) engages in any activities that, in whole or in part, would constitute the Primary Business, or (iii) directly or indirectly holds any current investment (by way of equity, debt or otherwise) in any Person, or is otherwise engaging in any transaction or business, that directly or indirectly, engages in the Primary Business.
(h)    Gulfport acknowledges that Rice relied on, among other things, the representations and warranties set forth in Section 14.3(a) in deciding whether to become a Member of the Company and make its Initial Capital Contribution. As such, in addition to any other rights and remedies that Rice and its Affiliates may have, Gulfport and GPOR will, jointly and severally, indemnify and hold harmless Rice and its Affiliates against any and all loss, liability, Claim, damage and expense whatsoever, including reasonable attorney’s fees, arising out of or based upon any breach of the representations and warranties set forth in Section 14.3(a). Gulfport, GPOR and the Company expressly acknowledge that Rice and its Affiliates are third party beneficiaries of this Section 14.3.

ARTICLE 15
MISCELLANEOUS
Section 15.1    Notices. All notices provided for in this Agreement will be in writing, duly signed by the party giving such notice, and will be delivered, telecopied, mailed by registered or certified mail, sent by recognized overnight delivery or courier service (e.g., Federal Express) or, to the extent permitted by this Agreement, sent via electronic mail to at least two email accounts designated by the receiving party provided that the party giving such notice via electronic mail receives confirmation by return email or telephone conversation that such e-mail was received by at least one of the recipients thereof, and will be deemed to have been given upon delivery, if delivered personally or by facsimile, three days after mailing, if mailed, one Business Day after delivery to the courier, if delivered by overnight courier service, or upon the receipt of the confirmation described above, if delivered via electronic mail, as follows:
(c)    if given to the Company, in care of the Board at the principal place of business of the Company set forth in Section 2.5 or at such other address as the Company may hereafter designate by 10 days’ written notice to the Members.
(d)    if given to any Member, at such address designated on Schedule 2 to this Agreement or at such other address as such Member may hereafter designate by 10 days’ written notice to the Company.
Section 15.2    Failure to Pursue Remedies. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement will not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.
Section 15.3    Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party will not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.
Section 15.4    Binding Effect. This Agreement will be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.
Section 15.5    Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, Paragraph, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Paragraphs, subsections and other subdivisions of this Agreement, unless expressly provided otherwise; (e) references in any Section, Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder”, “hereof”, “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) references to “days” are to calendar days, unless the term “Business Days” is used; (j) all references to money refer to the lawful currency of the United States; and (l) any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder.
Section 15.6    Severability. The invalidity or unenforceability of any particular provision of this Agreement will not affect the other provisions of this Agreement, and this Agreement will be construed in all respects as if such invalid or unenforceable provision were omitted.
Section 15.7    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement had signed the same document. All counterparts will be construed together and will constitute one instrument.
Section 15.8    Integration. This Agreement constitutes the entire agreement among the parties to this Agreement pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining thereto.
Section 15.9    Amendment or Restatement. This Agreement (including any Exhibit or Schedule to this Agreement) and the Certificate may be amended, modified or supplemented, and any provisions of this Agreement or the Certificate may be waived, only with Unanimous Board Approval pursuant to Section 6.12(e) and a written instrument adopted, executed and agreed to by Members with an aggregate Percentage Interest greater than or equal to 80% and, in the case of the Certificate, also with a written instrument adopted, executed and agreed to by the Company. Notwithstanding the immediately preceding sentence:
(a)    this Agreement may be amended from time to time by the Board acting with Unanimous Board Approval without further consent of any party in connection with the creation, authorization, issuance or transfer of Interests made in compliance with this Agreement; and
(b)    any amendment, modification, supplement or waiver to this Agreement or the Certificate that would disproportionately and adversely affect the rights, or increase the obligations, of any Member in any material respect will not be effective without the consent of such affected Member.
Except as required by applicable law, no amendment, modification, supplement, discharge or waiver of or under this Agreement will require the consent of any Person not a party to this Agreement. No course of dealing between the Parties shall be construed to alter the terms of this Agreement.
Section 15.10    Governing Law; Waiver of Jury Trial. This Agreement and the rights of the parties under this Agreement will be interpreted in accordance with the laws of the State of Delaware and all rights and remedies will be governed by such laws without regard to principles of conflict of laws. The parties further agree that, subject to Section 6.16, any legal action or proceeding with respect to this Agreement or any document relating hereto may be brought only in a federal or state court of competent jurisdiction in Houston, Texas. Each party hereby irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non-convenience, which it may now or hereafter have to the bringing of such action or proceeding in any such respective jurisdiction. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 15.11    Dealings in Good Faith. Except as otherwise expressly set forth in this Agreement, each party to this Agreement agrees to act in good faith with respect to the other party in exercising its rights and discharging its obligations under this Agreement. Each party further agrees to use its reasonable efforts to ensure that the purposes of this Agreement are realized and to take all steps as are reasonable in order to implement the operational provisions of this Agreement.
Section 15.12    Partition of the Property. Each Member agrees that it will have no right to partition the Property, or any portion thereof, and each Member agrees that it will not make application to any court or authority having jurisdiction in the matter to commence or prosecute any action or proceeding for partition of the Property, or any portion thereof. Upon the breach of this Section by any Member, the other Members, in addition to all other rights and remedies in law and equity, will be entitled to a decree or order dismissing application, action or proceeding.
Section 15.13    Third Party Beneficiaries. Except as expressly set forth in this Agreement, nothing in this Agreement is intended or will be construed, to confer upon or give any Person other than the parties to this Agreement, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in their being deemed a third party beneficiary of this Agreement.
Section 15.14    Waivers and Consents. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance of its obligations under this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligation of such Person under this Agreement. Failure of a Person to assert the default or breach of any other Person under this Agreement will not constitute a waiver thereof until the applicable statute of limitations period has run.
Section 15.15    Joinder of Rice Energy Inc. and Gulfport Energy Corp.
(a)    REI hereby joins this Agreement solely for purposes of (i) ensuring its and Rice’s and their respective Affiliates’ compliance with Sections 4.1, 7.1, 7.2(c) and 14.2, (ii) affirming the accuracy of the representations made by Rice in Section 14.2, (iii) agreeing to the indemnification obligations in Sections 3.3(f) and 14.2 and (iv) agreeing to the provisions set forth in this Article 15 to the extent they are necessary for the enforcement of Sections 4.1, 7.1, 7.2(c) and 14.2.
(b)    GPOR hereby joins this Agreement solely for purposes of (i) ensuring its and Gulfport’s and their respective Affiliates’ compliance with Sections 4.1, 7.1, and 14.3, (ii) affirming the accuracy of the representations made by Gulfport in Section 14.3, (iii) agreeing to the indemnification obligations in Sections 3.3(f) and 14.3 and (iv) agreeing to the provisions set forth in this Article 15 to the extent they are necessary for the enforcement of Sections 4.1, 7.1, and 14.3.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
RICE:

STRIKE FORCE MIDSTREAM HOLDINGS LLC

By: /s/ Rob Wingo_______________________
Name: Rob Wingo
Title: Authorized Representative

For the limited purposes of Section 4.1, Section 7.1, Section 7.2(c), Section 14.2 and Section 15.15(a), and related provisions necessary to enforce such Sections:

RICE ENERGY INC.

By: /s/ Rob Wingo_______________________
Name: Rob Wingo
Title: Senior Vice President, Midstream and Marketing

SIGNATURE PAGE TO STRIKE FORCE MIDSTREAM LLC AGREEMENT

GULFPORT:

GULFPORT MIDSTREAM HOLDINGS, LLC

By: /s/ Michael G. Moore
Name: Michael G. Moore
Title: Chief Executive Officer

For the limited purposes of Section 4.1, Section 7.1, Section 14.3 and Section 15.15(b), and related provisions necessary to enforce such Sections:

GULFPORT ENERGY CORPORATION

By: /s/ Michael G. Moore
Name: Michael G. Moore
Title: Chief Executive Officer

SIGNATURE PAGE TO STRIKE FORCE MIDSTREAM LLC AGREEMENT

SCHEDULE 1
AREA OF MUTUAL INTEREST
The “Area of Mutual Interest” shall be composed of the acreage located within the East AMI and South AMI that is shown in the map on the following page with respect to the Gas Gathering Services and the Water Services.

Schedule 1-1

Legend
JV AMIs
East
South
TUSCARAWAS
HARRISON
JEFFERSON
BROOKE
OHIO
GUERNSEY
BELMONT
NOBLE
MARSHALL
MONROE
WETZEL
TYLER
WASHINGTON
PLEASANTS
© OpenStreetMap (and) contributors, CC-BY-SA

N

AMIs

0 1.25 2.5 5 7.5 10 Miles

Schedule 1-2

SCHEDULE 2
MEMBERS AND CAPITAL CONTRIBUTIONS

Member Name and Address	Initial Capital Contribution	Initial Percentage Interest
Gulfport Midstream Holdings, LLC 1413 N. May, Suite 100 Oklahoma City, OK 73134 Attention: Ty Peck and Paul Heerwagen Facsimile: (405) 848-8816 Email: tpeck@gulfportenergy.com pheerwagen@gulfportenergy.com with a copy (which will not constitute notice) to: Akin Gump Strauss Hauer & Feld LLP 1700 Pacific Avenue, Suite 4100 Dallas, TX 75201 Attention: Seth R. Molay, P.C. Facsimile: (214) 969-4343 Email: smolay@akingump.com	Cash: None Assets: $22,500,000 Total: $22,500,000	25%
Strike Force Midstream Holdings LLC 400 Woodcliff Drive Canonsburg, PA 15317 Attention: Rob Wingo Email: rob.wingo@riceenergy.com and Strike Force Midstream Holdings LLC 333 Clay Street Suite 4150 Houston, TX 77002 Attention: Will Jordan Email: will.jordan@riceenergy.com with a copy (which will not constitute notice) to: Vinson & Elkins LLP 1001 Fannin Street Suite 2500 Attention: Allen Beck Email: abeck@velaw.com	Cash: $41,000,000 Assets: $26,500,000 Total: $67,500,000	75%

Schedule 2-1

SCHEDULE 3
EXCLUDED ASSETS

(a)    Rice Assets and Activities

(1)	Existing Gunslinger Interconnect and Measurement Facilities into Rockies Express (“REX”) Pipeline and any expansions of such interconnect and measurement facilities.

(2)	Planned ET Rover LP Interconnect and Measurement Facilities into ET Rover Pipeline and any expansions of such interconnect and measurement facilities.

(3)	Existing Outlaw Interconnect and Measurement Facilities in Texas Eastern Transmission (“TETCO”) Pipelines and any expansion of such interconnect and measurement facilities.

(4)	Existing gas gathering trunk pipelines in Switzerland Township, Monroe County, Ohio, and any expansion of such gas gathering trunk pipelines.

(5)
Existing assets (including all real property, personal property, and intellectual property) associated with the Goliath compression station, other than the three Ariel JGC/4 standard shell and tube pneumatic compressor units with serial numbers US-122893-P01, US-122893-P02, and US-122893-P03, and any expansions thereof.

(6)	Existing water delivery trunk pipeline and Ohio River pump station located in York Township, Belmont County, Ohio and any expansion of such water delivery trunk pipeline and pump station.

(7)	All Right of Ways relating to the pipelines described in items (1) through (6) above.

(8)	Gathering Agreement between CNX Gas Company LLC and Rice Olympus Midstream LLC, dated as of June 5, 2015.
(b)    Gulfport Assets and Activities
None with respect to Gas Gathering Services.

Schedule 3-1

SCHEDULE 4
INITIAL OFFICERS
None.

Schedule 4-1